Exhibit 99.3

Independent Auditor’s Report

to the members of Fiberweb Limited (formerly Fiberweb plc)

We have audited the accompanying consolidated financial statements of Fiberweb Limited (formerly Fiberweb plc) and its subsidiaries (the “Company”), which comprise the consolidated balance sheet as at December 31, 2012, 2011, and 2010, and the related consolidated income statement, statements of comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fiberweb Limited and its subsidiaries as of December 31, 2012, 2011, 2010, and the results of their operations and their cash flows for the years then in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board.

/s/ Deloitte LLP
London, UK
December 6, 2013

Consolidated Income Statement

for the year ended 31 December

	Notes	2012 £’m*	2011 £’m*		2010 £’m*
Continuing operations
Revenue	3	300.1	297.8		269.2
Cost of sales		(235.4)	(235.4)		(200.8)
Gross profit		64.7	62.4		68.4
Distribution costs		(30.4)	(28.9)		(26.2)
Administrative expenses		(25.8)	(21.1)		(25.6)
Other operating income	4	2.6	1.8		0.8
Share of results of associates and joint ventures		—	—		(0.7)
Restructuring costs	4	(3.5)	(4.6)		0.6
Operating profit from continuing operations	3,4	7.6	9.6		17.3
Investment income	5	0.6	—		—
Finance costs	5	(2.4)	(16.0)		(14.9)
Net finance costs		(1.8)	(16.0)		(14.9)
Profit/(loss) before tax		5.8	(6.4)		2.4
Income tax on operations	6	(2.5)	1.2		(3.7)
Recognition of deferred tax	6	—	3.0		3.6
Tax		(2.5)	4.2		(0.1)
Profit/(loss) for the year from continuing operations		3.3	(2.2)		2.3
(Loss)/profit for the year from discontinued operations	29	(0.1)	11.8		4.8
Net profit		3.2	9.6		7.1

Continuing operations:
Basic	8	2.0p	(1.3	)p	1.7p
Diluted	8	2.0p	(1.3	)p	1.7p
From continuing and discontinued operations:
Basic	8	1.9p	5.8p		5.3p
Diluted	8	1.9p	5.8p		5.2p

*- restated following the adoption of amendments to IAS 19 Employee Benefits which has been applied retrospectively

Consolidated Statement of Comprehensive Income

for the year ended 31 December

	Note	2012* £’m	2011* £’m	2010* £’m
Net profit/(loss) for the year		3.2	9.6	7.1

Items that will not be reclassified subsequently to profit or loss:

Actuarial gains/(losses) on defined benefit pension schemes	23	0.7	(9.2)	(1.1)

Items that may be reclassified subsequently to profit or loss:
Foreign exchange transferred from reserves to profit on disposal of businesses	29	—	(32.9)	—
Exchange differences on translation of foreign operations		(5.1)	2.7	3.4
Cash flow hedges:
– Gains/(losses) arising during the year		0.1	(1.9)	2.6
– Less: reclassification adjustments for losses included in profit		—	5.5	(1.4)
Tax on items recognised directly in equity		0.7	4.4	0.2

Total comprehensive expense for the year		(0.4)	(21.8)	10.8

*- restated following the adoption of amendments to IAS 19 Employee Benefits which has been applied retrospectively

Consolidated Balance Sheet

as at 31 December

	Note	2012* £’m	2011* £’m	2010* £’m
Non-current assets
Intangible assets:
Goodwill	10	39.0	40.2	34.7
Other	10	6.0	5.0	1.9
Property, plant and equipment	11	86.3	90.3	214.2
Investments in associates and joint ventures	12	—	—	55.4
Other investments	13	—	—	0.3
Deferred tax assets	24	15.5	14.4	18.2
		146.8	149.9	324.7
Current assets
Inventories	14	36.4	40.9	49.4
Trade and other receivables	15	44.2	64.2	76.6
Cash and cash equivalents	15	14.6	182.3	26.1
Assets held for sale	16	0.7	—	15.0
		95.9	287.4	167.1

TOTAL ASSETS		242.7	437.3	491.8

Current liabilities
Trade and other payables	17	(49.7)	(53.4)	(68.8)
Tax liabilities		(7.3)	(8.8)	(8.3)
Obligations under finance leases	18	(0.1)	(0.3)	—
Bank overdrafts and loans	20	—	(159.9)	(7.6)
Provisions	22	(2.5)	(5.8)	(4.7)
Liabilities classified as held for sale	16	(0.2)	—	—
		(59.8)	(228.2)	(89.4)
Net current assets		36.1	59.2	77.7
Non-current liabilities
Obligations under finance leases	18	—	(0.1)	—
Bank loans	20	—	—	(169.7)
Retirement benefit obligations	23	(5.5)	(25.6)	(35.5)
Deferred tax liabilities	24	(3.4)	(3.7)	(15.6)
Provisions	22	—	—	(3.0)
		(8.9)	(29.4)	(223.8)

TOTAL LIABILITIES		(68.7)	(257.6)	(313.2)

NET ASSETS		174.0	179.7	178.6
Equity
Share capital	26	8.7	8.7	6.1
Share premium account		110.8	110.8	84.5
Merger reserve		93.5	93.5	93.5
Other reserve		93.1	93.1	93.1
Capital reserve		0.3	0.8	1.0
Hedging reserve		0.1	—	38.9
Translation reserve		3.6	8.7	(3.6)
Retained earnings		(136.1)	(135.9)	(134.9)
Equity attributable to equity holders of the parent		174.0	179.7	178.6

TOTAL EQUITY		174.0	179.7	178.6

*- restated following the adoption of amendments to IAS 19 Employee Benefits which has been applied retrospectively

Consolidated Cash Flow Statement

for the year ended 31 December

	Note	2012 £’m	2011 £’m	2010 £’m
Operating activities
Net cash flows from operating activities	28	2.6	20.5	37.7
Investing activities
Purchase of property, plant and equipment		(13.9)	(22.6)	(33.0)
Purchase of intangible assets		(0.6)	(0.8)	(0.2)
Proceeds on disposal of property, plant and equipment		0.2	18.3	1.9
Acquisition of businesses, net of cash acquired	29	—	(7.9)	—
Dividends received from associates and joint ventures	12	—	1.6	—
Net proceeds on disposal of businesses		15.0	161.2	—
Additional investment in joint venture		—	(0.3)	—
Interest received		0.6	—	0.1
Net cash inflow from investing activities		1.3	149.5	(31.2)
Financing activities
Commitment fees paid		(0.6)	(0.6)	—
Interest paid		(3.1)	(8.8)	(8.0)
Facility fees paid		—	—	(4.8)
Dividends paid to shareholders	7	(5.2)	(6.0)	(5.2)
Cash paid on foreign exchange forward contracts carried at fair value through profit or loss		—	(1.2)	—
Repayment of interest rate swap break costs		(2.7)	(1.8)	(0.9)
Repayment of interest rate swaps on termination		(2.0)	—	—
Repayment of external loans		(158.5)	(18.8)	16.5
Decrease in finance leases		(0.3)	(0.4)	(1.5)
Proceeds from Rights Issue, net of costs		—	23.8	—
Net cash outflow from financing activities		(172.4)	(13.8)	(3.9)
Net (decrease)/increase in cash and cash equivalents		(168.5)	156.2	2.6
Foreign exchange differences		0.8	—	1.5
Cash and cash equivalents at beginning of year		182.3	26.1	22.0
Cash and cash equivalents at end of year		14.6	182.3	26.1

Consolidated Statement of Changes in Equity

for the year ended 31 December

						Equity attributable to equity holders of the parent
	Share Capital £’m	Share Premium £’m	Merger Reserve £’m	Other Reserve £’m	Capital Reserve £’m	Hedging Reserve £’m	Translation Reserve £’m	Retained Earnings £’m	Total Equity £’m
At 1 January 2010*	6.1	84.5	93.5	93.1	1.2	(4.8)	35.5	(136.5)	172.6
Profit for the year	—	—	—	—	—	—	—	7.1	7.1
Other comprehensive income for the year	—	—	—	—	—	1.2	3.4	(0.9)	3.7

Total comprehensive income for the year	—	—	—	—	—	1.2	3.4	6.2	10.8

Transfer to income:
Share option costs	—	—	—		(0.2)	—	—	0.6	0.4
Dividends paid	—	—	—	—	—	—	—	(5.2)	(5.2)
At 31 December 2010*	6.1	84.5	93.5	93.1	1.0	(3.6)	38.9	(134.9)	178.6
Profit for the year	—	—	—	—	—	—	—	9.6	9.6
Other comprehensive income for the year	—	—	—	—	—	3.6	(30.2)	(4.8)	(31.4)

Total comprehensive income for the year	—	—	—	—	—	3.6	(30.2)	4.8	(21.8)

Transfer to income:
Share option costs	—	—	—	—	(0.1)	—	—	0.2	0.1
Shares issued for acquisition of subsidiary	0.3	4.6	—	—	—	—	—	—	4.9
Rights Issue	2.2	21.7	—	—	—	—	—	—	23.9
Shares issued to satisfy LTIP awards	0.1	—	—	—	(0.1)	—	—	—	—
Dividends paid	—	—	—	—	—	—	—	(6.0)	(6.0)
At 31 December 2011*	8.7	110.8	93.5	93.1	0.8	—	8.7	(135.9)	179.7
Profit for the year	—	—	—	—	—	—	—	3.2	3.2
Other comprehensive income/(expense) for the year	—	—	—	—	—	0.1	(5.1)	1.5	(3.5)

Total comprehensive income/(expense) for the year	—	—	—	—	—	0.1	(5.1)	4.7	(0.3)

Movements relating to share based payments	—	—	—	—	(0.5)	—	—	0.3	(0.2)
Dividends paid	—	—	—	—	—	—	—	(5.2)	(5.2)
At 31 December 2012*	8.7	110.8	93.5	93.1	0.3	0.1	3.6	(136.1)	174.0

*- restated following the adoption of amendments to IAS 19 Employee Benefits which has been applied retrospectively

Notes to the Accounts

for the year ended 31 December 2012

1. General information

The information for the years ended 31 December 2010, 2011 and 2012 does not constitute statutory accounts as defined in Section 434 of the Companies Act 2006. A copy of the statutory accounts for each of those years has been delivered to the Registrar of Companies. The auditor’s report on those accounts was not qualified, did not include a reference to any matters to which the auditors drew attention by way of emphasis without qualifying the report and did not contain statements under Section 498(2) or (3) of the Companies Act 2006.

Fiberweb Limited (formerly Fiberweb plc) is a company incorporated in the United Kingdom on 22 January 2006 under the Companies Act 2006. The Fiberweb Group (“Fiberweb” or “the Group”) is an international Group of businesses that develops and manufactures specialist industrial materials.

These Financial Statements are presented in pounds Sterling because that is the currency of the ultimate parent company, Fiberweb plc. Foreign operations are included in accordance with the policies set out in Note 2.

2. Accounting policies

Basis of preparation

The consolidated Financial Statements are prepared on an historical cost basis, adjusted for certain derivative financial instruments which are stated at fair value.

The Company has elected to prepare its parent company Financial Statements in accordance with United Kingdom Generally Accepted Accounting Policies (“UK GAAP”). Amendments to IAS 19 Revised Employee Benefits (effective 1 January 2013) has been adopted retrospectively. Comparative periods have been restated in accordance with IAS 19.

The consolidated Financial Statements have been prepared on a going concern basis. In addition, Notes 20 and 21 to the Consolidated Financial Statements include the Group’s objectives, policies and processes for managing its capital, its financial risk management objectives, details of its financial instruments and hedging activities and its exposures to liquidity risk. Credit risk exposure is discussed in Note 15.

At 31 December 2012, the Group had cash of £14.6 million, and bank loans of £Nil. On 21 December 2012, the Group entered into a new revolving credit facility (“RCF”) provided by a syndicate of several international banks. The RCF has a remaining term of four and a quarter years until 31 March 2017 and comprises a £40 million multi-currency facility. The RCF is subject to the financial covenants set out in Note 20. At 31 December 2012, £Nil was drawn down under the RCF.

The Group prepares regular business forecasts and monitors its projected compliance with its banking covenants under the RCF, which is reviewed by the Board. Forecasts are then adjusted for sensitivities which address the principal risks to which the Group is exposed, such as fluctuations in raw material prices, exchange rates and best estimates of the possible impact of the macroeconomic environment on the Group’s underlying trading results. Consideration is then given to the potential actions available to management to mitigate the impact of one or more of the sensitivities.

The Group’s central and sensitised forecasts, after applying reasonable possible adverse variations in trading performance, show that the Group is able to operate within the level of the RCF and remain covenant compliant. Covenant tests are required quarterly under the RCF.

After making enquiries, the Directors have a reasonable expectation that the Company and the Group have adequate resources to continue in operational existence for the foreseeable future. Accordingly, they continue to adopt the going concern basis in preparing the consolidated financial statements. Fiberweb plc was acquired by PGI on 15 November 2013 (see Note 33).

The consolidated Financial Statements have been prepared in accordance with International Financial Reporting Standards (“IFRSs”) as issued by the International Accounting Standards Board (“IASB”).

Adoption of new and revised standards

In the current year, the following new and revised Standards and Interpretations have been adopted but have no significant impact on the consolidated results or financial position in these Financial Statements.

•	Amendment to IFRS 7 Financial Instruments: Disclosures Enhanced Derecognition Disclosure Requirements

•	Amendments to IAS 12 Deferred Tax: Recovery of Underlying Assets

Their adoption has not had any significant impact on the amounts reported in the Financial Statements but may impact the accounting for future transactions and arrangements.

At the date of authorisation of these Financial Statements, the following Standards and Interpretations, which have not been applied in these Financial Statements, were in issue but not yet effective (and in some cases had not yet been adopted by the EU):

•	Certain elements of Annual Improvements to IFRSs 2009-2011 Cycle

•	Amendments to IFRS 7 Financial Instruments: Disclosures

•	Amendments to IAS 32 Financial Instruments: Presentation – Offsetting Financial Assets and Financial Liabilities

The Directors do not expect that the adoption of these Standards and Interpretations in future periods will have a material impact on the Financial Statements of the Group. The Group assessed the impact of the following revised standards and interpretations or amendments that were not effective as of 31 December 2012. The adoption of these standards did not have a significant effect on the consolidated results or financial position in these Financial Statements.

•	IFRS 9 Financial Instruments: Classification and Measurement – effective for periods beginning on or after 1 January 2015 impacts both the measurement and disclosures of financial instruments.

•	IFRS 10 Consolidated Financial Statements – effective for periods beginning on or after 1 January 2013 replaces the guidance of control and consolidation in IAS 27 and SIC-12 Consolidation – Special Purpose Entities. The core principle that a consolidated entity presents a parent and its subsidiaries as if they were a single entity remains unchanged, as do the mechanics of consolidation.

•	IFRS 11 Joint Arrangements – effective for periods beginning on or after 1 January 2013 requires joint arrangements to be accounted for as a joint operation or as a joint venture depending on the rights and obligations of each party to the arrangement. Proportionate consolidation for joint ventures will be eliminated and equity accounting will be mandatory. It is anticipated that the application of the standard will have no significant impact on the Group.

•	IFRS 12 Disclosure of Interest in Other Entities – effective for periods beginning on or after 1 January 2013 requires enhanced disclosures of the nature, risks and financial effects associated with the Group’s interests in subsidiaries, associates, joint arrangements and unconsolidated structured entities.

•	IFRS 13 Fair Value Measurement – effective for periods beginning on or after 1 January 2013 explains how to measure fair value and aims to enhance fair value disclosures. The standard does not materially change the measurement of fair value but codifies it in one place.

•	Amendments to IAS 1 Presentation of Financial Statements – effective for periods beginning on or after 1 July 2012.

•	IAS 27 Separate Financial Statements (revised May 2011) – effective for periods beginning on or after 1 January 2013 prescribes the accounting and disclosure requirements for investments in subsidiaries, joint ventures and associates when an entity elects to prepare separate Financial Statements.

•	IAS 28 Investments in Associates and Joint Ventures (revised May 2011 – effective for periods beginning on or after 1 January 2013 prescribes the application of the equity method to account for associates and joint ventures. The standard defines “significant influence” and prescribes how investments in associates and joint ventures are tested for impairment.

Amendments to IAS 19 – a revised version of IAS 19 was effective from 1 January 2013. The revised standard was adopted for the financial years ended 31 December 2012, 2011, and 2010. The IAS 19 liability recognised in the balance sheet was reduced by £1.0m and IAS 19 amounts recognised in the income statement increased by £0.7m. These amendments were adopted and applied retrospectively for all periods presented.

The principal accounting policies used in the preparation of these Financial Statements are detailed below. These accounting policies, presentation and methods of computation have been consistently applied to all periods presented.

Discontinued operations

A discontinued operation is a component of the Group’s business that represents a separate major line of business or geographical area of operations that has been disposed of or is held for sale, or is a subsidiary acquired exclusively with a view to resale. Classification of a discontinued operation occurs upon disposal or when the operation meets the criteria to be classified as held for sale, if earlier. When an operation is classified as a discontinued operation, the comparative income statement is represented as if the operation had been discontinued from the start of the comparative period.

Basis of consolidation

Subsidiaries are entities controlled by Fiberweb. Control exists when Fiberweb has the power, directly or indirectly, to govern the financial and operating policies of an entity to obtain economic benefit from its activities. The Financial Statements of subsidiaries are included in the Group’s Financial Statements from the date that control commences until the date that control ceases in accordance with the acquisition method of accounting. Where necessary, adjustments are made to the Financial Statements of subsidiaries to bring the accounting policies used into line with those used by the Group.

All intra-Group transactions, balances, income and expenses are eliminated on consolidation.

Associated undertakings are those investments other than subsidiary or joint venture undertakings where the Group is in a position to exercise a significant influence, typically through the participation in the financial and operating decisions of the investee. Investments in associated undertakings are stated at cost, plus the Group’s share of post- acquisition reserves, less dividends received and provision for impairment.

Joint ventures are those entities other than subsidiary or associated undertakings where the Group is deemed to have joint control over the financial and operating policies of the entity. This is usually contractual. Investments in joint ventures are accounted for using the equity method under IAS 31 and therefore are treated as investments in associated undertakings (above) upon consolidation.

Business combinations

The acquisition of subsidiaries is accounted for using the acquisition method. The cost of the acquisition is measured at the aggregate of the fair values, at the date of exchange, of assets given, liabilities incurred or assumed, and equity instruments issued by the Group in exchange for control of the acquiree. The acquiree’s identifiable assets, liabilities and contingent liabilities that meet the conditions for recognition under IFRS 3 are recognised at their fair value at the acquisition date. Costs attributable to the business combination are expensed as incurred for acquisitions post 1 January 2010 following the adoption of IFRS 3 (revised).

Goodwill arising on acquisition is recognised as an asset and initially measured at cost, being the excess of the cost of the business combination over the Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities recognised. If, after reassessment, the Group’s interest in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities exceeds the cost of the business combination, the excess is recognised immediately in profit or loss.

Any non-controlling interest in the acquiree is either initially measured at fair value at the acquisition date, or at its proportionate interest in the fair value of the identifiable assets and liabilities of the acquiree.

Goodwill

Goodwill on acquisitions, being the excess of fair value of the consideration paid over the fair value of the net assets acquired, is capitalised and tested for impairment on an annual basis, or more frequently when there is an indication that there may be an impairment. For the purposes of impairment testing, goodwill is allocated to each of the Group’s cash-generating units expected to benefit from the synergies of the combination. If the recoverable amount of the cash-generating unit is less than the carrying amount of the unit, the impairment loss is allocated first to reduce the carrying amount of the goodwill allocated to the unit and then to the other assets of the unit. An impairment loss recognised for goodwill is not reversed in subsequent periods.

On disposal of a subsidiary, associate or jointly controlled entity, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.

Goodwill arising on acquisitions before the date of transition to IFRSs has been retained at the previous UK GAAP amounts subject to being tested for impairment at that date. Goodwill written off to reserves under UK GAAP prior to 1998 has not been reinstated and is not included in determining any subsequent profit or loss on disposal.

Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable. Group revenue represents amounts receivable for goods supplied by the Group in the normal course of business, net of discounts, VAT and other sales-related taxes and excluding intercompany transactions and sales by associated undertakings.

Sale of goods

Revenue from the sale of goods is recognised when all of the following conditions are satisfied:

•	The Group has transferred to the buyer the significant risks and rewards of ownership of the goods;

•	The Group retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

•	The amount of revenue can be measured reliably;

•	It is probable that the economic benefits associated with the transaction will flow to the entity; and

•	The costs incurred or to be incurred in respect of the transaction can be measured reliably.

Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable.

Dividend income from investments is recognised when the shareholders’ rights to receive payment have been established.

Research and development expenditure

Research expenditure is charged against income in the year in which it is incurred. An internally-generated intangible asset arising from the Group’s development expenditure is recognised only if the asset can be separately identified, it is probable that the asset will generate future economic benefits and the development costs of the asset can be measured reliably.

Share-based payments

Fiberweb operates share-based compensation plans which are detailed in Note 25. The equity-settled share-based payments under these schemes are measured at fair value at the date of grant. The fair value determined at the grant date is expensed on a straight-line basis over the vesting period based on the Group’s estimate of shares that will eventually vest.

No expense is recognised (and any previously recognised expense is reversed) for awards that do not ultimately vest, except where vesting is conditional upon a measure linked to Fiberweb’s share price (“a market condition”) or other market conditions. The likelihood of achieving the market condition is taken into account in the fair value and, therefore, the award is treated as vesting irrespective of whether or not the market condition is satisfied, provided that any other performance condition is met.

When an award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognised for the award is recognised immediately in the income statement.

The cost of share-based compensation schemes is recognised as an expense within staff costs in the income statement (see Note 9).

Leases

The Group as lessor

Rental income from operating leases is recognised in income on a straight-line basis over the term of the relevant lease, unless another systematic basis is more representative of the time pattern in which use benefit derived from the leased asset is diminished. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognised on a straight-line basis over the lease term.

The Group as lessee

Where assets are financed by lease agreements that give rights similar to ownership (finance leases), the assets are treated as if they had been purchased and the leasing commitments are shown as obligations to the lessors. The capitalisation values of the assets are written off on a straight-line basis over the shorter of the periods of the leases or the useful lives of the assets concerned. The capital elements of future leases are recorded as liabilities, while the interest elements are charged to the income statement over the period of the leases to produce a constant rate of charge on the balance of capital payments outstanding.

For all other leases (operating leases), the rental payments are charged to the income statement on a straight-line basis over the lives of the leases.

Post-retirement benefits

Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due.

For defined benefit retirement benefit schemes, the cost is determined using the Projected Unit Credit Method, with actuarial valuations being carried out annually on 31 December. Actuarial gains and losses are recognised in full in the period in which they occur. They are recognised outside profit or loss and presented in the Consolidated Statement of Comprehensive Income.

Past service cost are recognised immediately.

The retirement benefit obligation recognised in the balance sheet represents the present value of the defined benefit obligation as adjusted for unrecognised past service costs, and reduced by the fair value of scheme assets. Any asset resulting from this calculation is limited to past service cost, plus the present value of available refunds and reductions in future contributions to the plan.

Retirement benefit scheme contribution levels are determined by valuations undertaken by independent qualified actuaries. In certain overseas subsidiaries, to comply with local legislation and to obtain taxation advantages, provision is made for the total actuarial liability less the current surrender value of the supporting investment.

Treasury

Transactions in foreign currencies are translated into Sterling at the rate of exchange at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are recorded at the rates of exchange prevailing at that date. Any gain or loss arising from a change in exchange rates subsequent to the date of transaction is recognised in the income statement. Where monetary assets and liabilities have been designated effective hedges against net investments in foreign operations, the exchange gains and losses arising on those assets and liabilities are taken directly to reserves.

The income statements of overseas operations are translated into Sterling at the average exchange rates for the year and their balance sheets are translated into Sterling at the exchange rates ruling at the balance sheet date. All exchange differences arising on consolidation are taken to reserves, subject to the requirements of IAS 21 The Effect of Changes in Foreign Exchange Rates. All other translation differences are taken to the income statement.

Derivative financial instruments utilised by the Group comprise foreign exchange contracts, interest rate swaps and commodity derivatives. All such instruments are used for hedging purposes to manage the risk profile of an underlying exposure of the Group in line with the Group’s risk management policies. The Group designates these derivatives as either hedges of highly probable forecast transactions or hedges of foreign currency risk of firm commitments (cash flow hedges) or hedges of investments in foreign operations.

All derivative instruments are recorded on the balance sheet at fair value. Recognition of gains or losses on derivative instruments depends on whether the instrument is designated as a hedge and the type of exposure it is designed to hedge.

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges are deferred in equity. The gain or loss relating to the ineffective portion is recognised immediately in profit or loss.

Amounts deferred in equity are recycled in profit or loss in the periods when the hedged item is recognised in profit or loss in the same line of the income statement as the recognised hedged item. However, when the forecast transaction that is hedged results in the recognition of a non-financial asset or a non-financial liability, the gains and losses previously deferred in equity are transferred from equity and included in the initial measurement of the cost of the asset or liability.

Hedge accounting is discontinued when the Group revokes the hedging relationship, the hedging instrument expires or is sold, terminated, or exercised, or no longer qualifies for hedge accounting. Any cumulative gain or loss deferred in equity at that time remains in equity and is recognised when the forecast transaction is ultimately recognised in profit or loss. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was deferred in equity is recognised immediately in profit or loss.

Hedges of net investments in foreign operations are accounted for similarly to cash flow hedges. Any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognised immediately in profit or loss.

Gains or losses deferred in the foreign currency translation reserve are recognised in profit or loss on disposal of the foreign operation.

Changes in the fair value of the derivative financial instruments that do not qualify for hedge accounting are recognised in the income statement as they arise.

Operating profit

Operating profit is stated after charging restructuring costs and after the share of results of associates and joint ventures, but before investment income and finance costs (see Note 4).

Taxation

The charge for taxation is based on the profit for the year and takes into account taxation deferred due to temporary differences between the treatment of certain items for taxation and accounting purposes.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the Financial Statements and the corresponding tax bases in the computation of taxable profit, and is accounted for using the balance sheet liability method.

No provision is made for temporary differences on unremitted earnings of foreign subsidiaries, joint ventures or associates where the Group has control and the reversal of the temporary difference is not foreseeable.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited to equity, in which case the deferred tax is also dealt with in equity.

Property, plant and equipment

Property, plant and equipment are stated in the balance sheet at cost less accumulated depreciation and provision for impairment. Depreciation is provided on the cost or valuation of property, plant and equipment less estimated residual value and is calculated on a straight-line basis over the following estimated useful lives of the assets:

Land	not depreciated
Building	Up to 40 years maximum
Plant and Machinery (including essential commissioning costs)	3 to 15 years
Tooling, vehicles, computer and office equipment are categorised within Plant and Machinery.

Finance costs which are directly attributable to the construction of major items of property, plant and equipment are capitalised as part of those assets. The commencement of capitalisation begins when both finance costs and expenditures for the asset are being incurred and activities that are necessary to get the asset ready for use are in progress. Capitalisation ceases when substantially all the activities that are necessary to get the asset ready for use are complete. During the year ended 31 December 2012, an average rate of 3.8% (2011: 5.3%, 2010: 5.2%) was used for the capitalisation of finance costs.

Intangible assets excluding goodwill

Licenses are shown at amortised cost. Amortisation provided on the cost of licenses is calculated on a straight-line basis over the useful life of the licenses.

Where computer software is not an integral part of a related item of computer hardware, the software is treated as an intangible asset. Computer software is capitalised on the basis of the costs incurred to acquire and bring to use the specific software. Amortisation is provided on the cost of software and is calculated on a straight-line basis over the useful life of the software.

The Group makes an assessment of the fair value of intangible assets arising on acquisitions. An intangible asset will be recognised as long as the asset is separable or arises from contractual or other legal rights, and its fair value can be measured reliably. Amortisation is provided on the fair value of the asset, excluding goodwill, and is calculated on a straight-line basis over the following useful economic lives of the assets:

Customer relationships – 8 to 12 years

Technology – 10 years

Brand names and trade names – 10 to 12 years

Non-compete agreements – 3 years

At each balance sheet date, the Group reviews the carrying value of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. An intangible asset with an indefinite life is tested for impairment annually and whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. If the recoverable amount of an asset or cash-generating unit is estimated to be less than its carrying amount, the carrying amount of the asset or cash-generating unit is reduced to its recoverable amount. An impairment loss is recognised immediately, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Where an impairment loss subsequently reverses, the carrying amount of the asset or cash-generating unit is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset or cash-generating unit in prior years. A reversal of an impairment loss is recognised as income immediately, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

Inventory

Inventory is stated at the lower of cost and net realisable value. Cost comprises the cost of raw materials and an appropriate proportion of labour and overheads in the case of work in progress and finished goods. Cost is calculated on a first in first out basis. Provision is made for slow moving or obsolete inventory as appropriate.

Financial instruments

Financial assets and financial liabilities are recognised on the Group’s balance sheet when the Group becomes a party to the contractual provisions of the instrument.

Financial assets

Investments are recognised and derecognised on a trade date where the purchase or sale of an investment is under contract whose terms require delivery of the investment within the timeframe established by the market concerned, and are initially measured at fair value, plus transaction costs, except for those financial assets classified as at fair value through profit and loss, which are initially measured at fair value.

Financial assets are classified into the following categories: financial assets “at fair value through profit and loss” (FVTPL), “held to maturity” investments, “available-for-sale” (AFS) financial assets and “loans and receivables”. The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition. As at 31 December 2012, 2011 and 2010, the Group did not have any “held-to-maturity” investments or AFS financial assets. The Group does not enter into hedge transactions for speculative purposes.

Financial assets at FVTPL

Financial assets are classified as at FVTPL where the financial asset is either held for trading or it is designated as at FVTPL.

A financial asset is classified as held for trading if:

•	it has been acquired principally for the purpose of selling in the near future; or

•	it is a part of an identified portfolio of financial instruments that the Group manages together and has a recent actual pattern of short-term profit-taking; or

•	it is a derivative that is not designated and effective as a hedging instrument.

A financial asset other than a financial asset held for trading may be designated as at FVTPL upon initial recognition if:

•	such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise; or

•	the financial asset forms part of a group of financial assets or financial liabilities or both, which is managed and its performance is evaluated on a fair value basis, in accordance with the Group’s documented risk management or investment strategy, and information about the Group is provided internally on that basis; or

•	it forms part of a contract containing one or more embedded derivatives, and IAS 39 Financial Instruments: Recognition and Measurement permits the entire combined contract (asset or liability) to be designated as at FVTPL.

Financial assets at FVTPL are stated at fair value, with any resultant gain or loss recognised in profit or loss. The net gain or loss recognised in profit or loss incorporates any dividend or interest earned on the financial asset.

Loans and receivables

Trade receivables, loans, and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as loans and receivables. Loans and receivables are measured at amortised cost using the effective interest method, less any impairment. Interest income is recognised by applying the effective interest rate, except for short-term receivables when the recognition of interest would be immaterial.

The one-year Vendor Loan Note of US$26.0 million issued following the disposal of the Hygiene business was classified as an other receivable in 2011.

Trade receivables

Trade receivables do not carry any interest and are stated at their nominal value as reduced by appropriate allowances for estimated irrecoverable amounts.

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and demand deposits, and other short-term highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value.

Financial liabilities and equity

Financial liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities.

Financial liabilities

Financial liabilities are classified as either financial liabilities “at FVTPL” or “other financial liabilities”.

Financial liabilities at FVTPL

Financial liabilities are classified as at FVTPL where the financial liability is either held for trading or it is designated as at FVTPL.

A financial liability is classified as held for trading if:

•	it has been incurred principally for the purpose of disposal in the near future; or

•	it is part of an identified portfolio of financial instruments that the Group manages together and has a recent actual pattern of short-term profit-taking; or

•	it is a derivative that is not designated and effective as a hedging instrument.

A financial liability other than a financial liability held for trading may be designated as at FVTPL upon initial recognition if:

•	such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise; or

•	the financial liability forms part of a group of financial assets or financial liabilities or both, which is managed and its performance is evaluated on a fair value basis, in accordance with the Group’s documented risk management or investment strategy, and information about the Group is provided internally on that basis; or

•	it forms part of a contract containing one or more embedded derivatives, and IAS 39 Financial Instruments: Recognition and Measurement permits the entire combined contract (asset or liability) to be designated as at FVTPL.

Financial liabilities at FVTPL are stated at fair value, with any resultant gain or loss recognised in profit or loss. The net gain or loss recognised in profit or loss incorporates any interest paid on the financial liability.

Other financial liabilities

Other financial liabilities, including borrowings, are initially measured at fair value, net of transaction costs. Other financial liabilities are subsequently measured at amortised cost using the effective interest method, with interest expense recognised on an effective yield basis. The effective interest method is a method of calculating the amortised costs of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or, where appropriate, a shorter period.

Bank borrowings

Interest-bearing bank loans and overdrafts are recorded at the proceeds received, net of direct issue costs. Finance charges, including premiums payable on settlement or redemption and direct issue costs, are accounted for on an accrual basis to the profit and loss account using the effective interest method and are added to the carrying amount of the instrument to the extent that they are not settled in the period in which they arise.

Trade payables

Trade payables are not interest bearing and are stated at their nominal value.

Equity instruments

Equity instruments issued by the Company are recorded at the proceeds received net of direct issue costs.

Critical accounting judgements and key sources of estimation uncertainty

The key assumptions concerning the future, and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below.

The judgements used by management in the application of the Group’s accounting policies in respect of these key areas of estimation are considered to be the most significant.

Impairment of goodwill and tangible fixed assets

Determining whether goodwill or tangible fixed assets are impaired requires an estimation of the value in use of the cash-generating units to which the goodwill has been allocated or the individual assets. The value in use calculation requires the entity to estimate future cash flows expected to arise from the cash-generating unit or asset and a suitable discount rate in order to calculate present value. The carrying amount of goodwill and tangible fixed assets at the balance sheet date was £39.0 million (2011: £40.2 million; 2010: £34.7 million) and £86.3 million (2011: £90.3 million; 2010: £214.2 million) respectively.

Details regarding the goodwill and tangible fixed asset carrying value and assumptions used in carrying out the impairment reviews are provided in Notes 10 and 11.

Pensions and other post-retirement benefits

Determining the present value of future obligations of pension and other post-retirement benefit schemes requires an estimation of future mortality rates, future changes in employee benefits and length of service. These assumptions are determined in association with qualified actuaries. Following the US$25 million (£15.5 million) one-off cash contribution made to the US pensions funds in December 2012, the net pension liability related to defined benefit type schemes at the balance sheet date was £5.5 million (2011: £25.6 million, 2010: £35.5 million). Details regarding the carrying value and assumptions used in arriving at the carrying value are provided in Note 23.

Taxation

Deferred tax assets are recognised on tax losses to the extent that they are considered recoverable over the forecast period. Details about deferred tax assets held in respect of losses are provided in Note 24.

3. Segmental information

The Group’s reportable segments are defined according to markets served: Technical Fabrics and Geosynthetics. Fiberweb manages the trading results of individual reporting entities and operational sites analysed by the specific markets they serve. Segmentation of assets and liabilities is on a reporting entity basis, as reported to the Fiberweb Executive Team. The Fiberweb Executive Team reviews the trading results of the divisions before the allocation of global Research and Development costs (“R&D”) and Health and Safety expenses (“HSE”) – shown in the table below as trading profit.

Technical Fabrics consists of the former Industrial divisions, excluding certain Geotextile businesses in the USA which are now part of the new Geosynthetics segment, but including the retained Dryer Sheet business at Old Hickory and the retained Hygiene operations in Europe, which form an integral part of our sites at Biesheim, France and Terno d’Isola, Italy.

Geosynthetics is made up of the Group’s existing UK-based Geotextile operations, the Boddingtons and Tubex businesses acquired during 2011, and the Group’s Geotextile and Construction businesses in the USA.

3a. Segmental revenues and results

Year ended 31 December 2012*

	Technical Fabrics £’m	Geosynthetics £’m	Total £’m
Continuing operations
External sales by origin	220.3	79.8	300.1
Trading profit	16.1	1.8	17.9
Unallocated corporate costs			(10.3)
Operating profit from continuing operations			7.6
Net finance costs			(1.8)
Profit before tax			5.8

*- restated following the adoption of amendments to IAS 19 Employee Benefits which has been applied retrospectively

Unallocated corporate costs primarily include the central costs for central functions that are not allocated to the reporting segments together with global R&D and health and safety costs.

Other information – continuing operations	Technical Fabrics £’m	Geosynthetics £’m	Unallocated Corporate £’m	Total £’m
Operating profit margin %	6.0%	0.3%	—	2.6%
Capital additions (Notes 10 and 11)	6.5	7.3	1.9	15.7
Depreciation and amortisation	11.5	0.8	0.5	12.8
Impairment losses recognised in profit or loss	2.6	0.7	—	3.3

Year ended 31 December 2011*

	Technical Fabrics £’m	Geosynthetics £’m	Total £’m
Continuing operations
External sales by origin	234.5	63.3	297.8
Trading profit	24.7	(7.6)	17.1
Unallocated corporate costs			(7.5)
Operating profit from continuing operations			9.6
Finance costs			(16.0)
Loss before tax			(6.4)

*- restated following the adoption of amendments to IAS 19 Employee Benefits which has been applied retrospectively

Unallocated corporate costs primarily include the central costs for central functions that are not allocated to the reporting segments together with global R&D and health and safety costs.

Profit after tax includes a £Nil (2011: a loss of £0.7 million, 2010: £4.1 million) share of results from associates and joint ventures within Geosynthetics and a profit of £Nil (2011: £7.3 million, 2010: £0.7 million) within discontinued operations.

Other information – continuing operations	Technical Fabrics £’m	Geosynthetics £’m	Unallocated Corporate £’m	Total £’m
Operating profit margin %	9.4%	(13.1)%	—	2.9%
Capital additions	14.6	2.2	0.1	16.9
Depreciation and amortisation	10.8	0.7	0.8	12.3
Impairment losses recognised in profit or loss	1.0	0.6	—	1.6

Year ended 31 December 2010*

	Technical Fabrics £’m	Geosynthetics £’m	Total £’m
Continuing operations
External sales by origin	218.7	50.5	269.2
Trading profit	32.9	(1.9)	31.0
Unallocated corporate costs			(13.7)
Operating profit from continuing operations			17.3
Finance costs			(14.9)
Profit before tax			2.4

*- restated following the adoption of amendments to IAS 19 Employee Benefits which has been applied retrospectively

Unallocated corporate costs primarily include the central costs for central functions that are not allocated to the reporting segments together with global R&D and health and safety costs.

Other information – continuing operations	Technical Fabrics £’m	Geosynthetics £’m	Unallocated Corporate £’m	Total £’m
Operating profit margin %	13.8%	(5.0)%	—	6.4%
Capital additions	26.0	0.4	0.3	26.7
Depreciation and amortisation	10.5	0.1	0.6	11.2
Impairment losses recognised in profit or loss	1.2	—	—	1.2
Asset write-downs recognised in profit or loss	0.8	—	—	0.8

3b. Segment assets and liabilities

	2012* £’m	2011* £’m	2010* £’m
Assets:
Technical Fabrics	165.5	182.9	193.1
Geosynthetics	36.3	30.6	6.4
Consolidated total assets, excluding tax assets and cash	201.8	213.5	199.5
Unallocated corporate assets	40.9	223.8	292.3
Consolidated total assets	242.7	437.3	491.8
Liabilities:
Technical Fabrics	42.5	32.9	58.8
Geosynthetics	8.1	8.8	2.7
Segment liabilities, excluding tax liabilities and debt	50.6	41.7	61.5
Unallocated corporate liabilities	18.1	215.9	251.7
Consolidated total liabilities	68.7	257.6	313.2

*- restated following the adoption of amendments to IAS 19 Employee Benefits which has been applied retrospectively

Unallocated corporate assets and liabilities primarily include cash and debt, tax balances and investments.

3c. Geographical information

	2012*		2011*		2010*
	External sales by origin (Continuing Group)	Non-current assets	External sales by origin (Continuing Group)	Non-current assets	External sales by origin (Continuing Group)	Non-current assets
	£’m	£’m	£’m	£’m	£’m	£’m
United Kingdom	28.5	23.9	31.6	16.3	19.1	55.6
United States	147.4	45.0	125.8	52.7	125.2	57.7
Sweden	—	—	—	—	—	36.1
Germany	41.3	14.0	55.4	15.3	54.1	21.7
Italy	39.2	30.7	41.8	31.5	40.2	79.4
France	41.7	17.7	40.7	19.5	30.6	20.9
China	—	—	—	—	—	34.6
Other(1)	2.0	—	2.5	0.2	—	0.5
	300.1	131.3	297.8	135.5	269.2	306.5

(1)	Other includes countries which the Group does not consider to be individually material.
(2)	*- restated following the adoption of amendments to IAS 19 Employee Benefits which has been applied retrospectively

As required by IFRS 8 Operating Segments, non-current assets are shown above excluding financial instruments, deferred tax assets, post-employment benefit assets, and rights arising under insurance contracts.

3d. Information about major customers

In the continuing Group, no individual customer makes up more than 9% of the Group’s revenue. In the year ended 31 December 2012, revenues of £26.6 million (2011: £32.8 million, 2010: £28.3 million) and £Nil (2011: £Nil, 2010: £Nil) are included within Technical Fabrics and Geosynthetics revenues respectively which arose from sales to the Group’s single largest customer.

4. Profit/(loss) for the year

Profit/(loss) for the year is stated after charging/(crediting):

		Continuing			Discontinued			Total
	Note	2012* £’m	2011* £’m	2010* £’m	2012* £’m	2011* £’m	2010* £’m	2012* £’m	2011* £’m	2010* £’m
Net foreign exchange (gains)/losses		(0.2)	0.2	(0.4)	—	—	(0.3)	(0.2)	0.2	(0.7)
Change in the fair value of derivative instruments outstanding at year end and classified as FVTPL		—	—	0.2	—	0.7	0.3	—	0.7	0.5
Other operating income		(2.6)	(1.8)	(0.8)	—	(1.1)	(1.5)	(2.6)	(2.9)	(2.3)
Research and development costs		4.4	4.5	4.0	—	3.9	4.6	4.4	8.4	8.6
Depreciation of property, plant and equipment	11	12.4	12.3	11.2	—	14.3	14.5	12.4	26.6	25.7
Impairment and write-downs of property, plant and equipment	11	2.3	1.5	1.7	—	3.1	—	2.3	4.6	1.7
Amortisation of intangible assets (included in administration expenses)	10	1.0	0.8	0.2	—	0.4	0.2	1.0	1.2	0.4
Impairment and write-downs of intangible assets	10	—	0.1	—	—	—	0.1	—	0.1	0.1
Impairment of intangible assets transferred to held for sale	16	0.6	—	—	—	—	—	0.6	—	—

Total depreciation and amortisation expense		16.3	14.7	13.1	—	17.8	14.8	16.3	32.5	27.9

Total employee costs	9	60.8	62.6	58.4	—	25.3	27.0	60.8	87.9	85.4

Cost of inventories recognised as an expense		233.0	232.7	200.9	—	179.7	162.8	233.0	412.4	363.7
Write-downs of inventories recognised as an expense		(0.3)	(0.3)	0.3	—	—	—	(0.3)	(0.3)	0.3

*- restated following the adoption of amendments to IAS 19 Employee Benefits which has been applied retrospectively

Other operating income for continuing operations of £2.6 million (2011: £1.8 million, 2010: £0.8 million) comprises government grants, rental income, IT services to third parties and other sundry items.

Year ended 31 December 2012

Within cost of sales, significant items include:

•	Impairment charges and other asset write-downs of £2.3 million in Technical Fabrics in respect of a pilot line and a number of assets in Old Hickory, USA which have a nil value in use and which will therefore not be transferred to the planned warehouse and converting facility.

•	Impairment charges of £0.3 million in Berlin and Aschersleben in Technical Fabrics in respect of inventories, equipment and patents held for discontinued product lines.

•	Profit on disposal of £0.2 million for previously impaired assets at Terno d’Isola in Italy in Technical Fabrics.

Within administrative expenses, significant items include:

•	An impairment of £0.6 million primarily of allocated goodwill and acquired intangibles recognised on the transfer of the Geosynthetics Australian business to held for sale (see Note 16).

Within the operating results, there are restructuring costs of £3.5 million which comprise:

•	£2.7 million in respect of the final closure of manufacturing at the Terram site in Pontypool.

•	£1.2 million of restructuring costs for the cost reduction programme as a result of the disposal of the Hygiene business reflecting the smaller size of the Group and actions to reduce the cost base in the Group’s German operations in response to the contraction in European residential construction markets.

•	A credit of £0.4 million following the receipt of a repayment on a previously impaired financial asset.

Year ended 31 December 2011

Within cost of sales, significant items include:

•	£0.7 million loss in respect of the ineffective portion of the mark-to-market valuation in respect of polypropylene hedge instruments.

•	Asset impairments of £1.0 million at Terno d’Isola in Italy and £0.6 million recorded in Geosynthetics for obsolete equipment in Wales which was not transferred to the Maldon site.

•	Additional costs of £0.4 million arising on the sale and leaseback of the Utility plant at Old Hickory, USA.

Within administrative expenses, significant items include:

•	£0.3 million in respect of transaction costs and related professional fees in connection with the acquisition of Boddingtons and Tubex and other potential transactions.

•	A curtailment gain and immediate recognition of a past service cost credit of £6.4 million in respect of changes made to benefits under the Group’s US post-retirement medical benefit schemes.

•	In addition, a £0.3 million impairment arose on the Group’s 10% investment in Cordustex (Pty) Limited.

Within the operating result, there are restructuring costs of £4.6 million which comprise:

•	£2.3 million of restructuring costs for the cost reduction programme as a result of the disposal of the Hygiene business reflecting the smaller size of the Group.

•	£3.5 million in respect of the integration of Boddingtons and Tubex with Terram in the Geosynthetics Division including the transfer of production from Terram’s Pontypool facility to the Geosynthetics facility in Maldon.

•	£1.7 million in respect of the transfer of production from the Königswinter site in Germany to Berlin in Technical Fabrics.

•	£0.1 million in respect of other restructuring activities across the Group, offset by a £0.4 million write back of a provision not required for Korma. In addition, a £2.6 million gain was recognised on the sale of land and buildings on the Korma site which had been fully impaired following the cessation of operations in December 2008.

Year ended 31 December 2010

Within cost of sales, significant items include:

•	£0.7 million gain in respect of the ineffective portion of the mark-to-market valuation adjustment in respect of polypropylene hedge instruments.

•	An impairment charge of £0.6 million was recorded on the transfer of the Old Hickory utility plant to assets held for sale to reflect fair value less costs to sell (see Note 16).

Within administrative items, significant one-off costs include £3.7 million of transaction costs and related professional fees in connection with the acquisition of Boddingtons International Limited in January 2011 (see Note 29) and an aborted acquisition opportunity. In addition, an impairment charge of £0.6 million was recognised to write off the cost of investment in Terram Geosynthetics Private Limited, which at the time was not considered to be recoverable.

The restructuring credit of £0.6 million is in respect of a gain of £0.6 million on the disposal of assets that were previously impaired at our Korma site in Italy following its closure.

5. Investment income and finance costs

	2012* £’m	2011* £’m	2010* £’m
Interest income on Vendor Loan Note	0.6	—	—
Other interest income	—	—	—

Total investment income	0.6	—	—

Interest on bank loans and overdrafts	(0.3)	(8.3)	(6.4)
Interest on obligations under finance leases	—	(0.1)	—

Total interest expense	(0.3)	(8.4)	(6.4)

Net finance expense from pension schemes (Note 23)	(0.9)	(1.2)	(1.4)
Interest capitalised in the cost of qualifying assets (Note 11)	0.1	0.3	0.7
Other finance costs	(1.3)	(5.4)	(5.1)
	(2.4)	(14.7)	(12.2)
Fair value losses on interest rate swaps transferred from equity for cash flow hedges of floating rate debt	—	(1.3)	(2.7)

Total finance costs from continuing operations	(1.8)	(16.0)	(14.9)

Net finance costs from continuing operations	(1.8)	(16.0)	(14.9)

*- restated following the adoption of amendments to IAS 19 Employee Benefits which has been applied retrospectively

Other finance costs of £1.3 million (2011: £5.4 million, 2010: £5.1 million) include normal amortisation of prepaid facility fees of £0.3 million (2011: £1.5 million, 2010: £1.2 million). In addition, following the successful completion of the refinancing on 21 December 2012, the remaining facility fees of £0.3 million capitalised in respect of the previous Revolving Credit Facility (“the old RCF”) were expensed. In the year ended 31 December 2011, a charge of £1.8 million was recognised within the costs of disposal of the Hygiene business within discontinued operations in respect of accelerated facility fee amortisation following the corresponding reduction in the Group’s old RCF. Other components are commitment fees on the undrawn RCF of £0.7 million (2011: £0.6 million, 2010: £1.6 million) and amortisation of swap break costs of £Nil (2011: £3.3 million, 2010: £2.3 million).

Capitalised finance costs of £0.1 million (2011: £0.3 million, 2010: £0.7 million) relate to the construction of the new needlepunch line at the Group’s manufacturing plant in Maldon, UK and the digital printer in the USA. In 2011, the capitalised finance costs related to new lines at the Group’s manufacturing plants in Italy and in Berlin, Germany. In 2010, the capitalised finance costs related to the construction of the new research and development facility and the Steamworks both in Old Hickory.

In July 2010, the Group entered into US dollar and Euro interest rate swaps for the term of the old RCF and for the majority of the loan facility in each currency. As a consequence, the interest rate swap contracts under the old RCF were terminated, crystallising break costs of £5.4 million which were amortised through the Group’s finance charge over the original remaining term of the previous RCF i.e. July 2010 to end of September 2011. These swap break costs were being repaid in quarterly instalments over the term of the old RCF. Following the Hygiene disposal, the outstanding balances under these contracts were repaid during January 2012.

In the year ended 31 December 2011, no allocation of interest charges relating to the Group’s old RCF were made to discontinued operations on the basis that debt and related costs are managed on a group basis and cannot meaningfully be directly allocated.

6. Taxation

	2012* £’m	2011* £’m	2010* £’m
Current tax – continuing operations
Current income tax charge	1.8	(0.2)	2.0
Adjustments in respect of previous periods	(0.2)	(0.7)	—
Deferred tax – continuing operations
Origination and reversal of temporary differences	2.6	(1.6)	1.7
Adjustments in respect of previous periods	(1.7)	1.3	—
Income tax charge/(credit) on operations	2.5	(1.2)	3.7
Partial recognition of temporary differences in respect of US, UK and Italian operations	—	(3.0)	(3.6)

Total income tax charge/(credit) for the year – continuing operations	2.5	(4.2)	0.1

*- restated following the adoption of amendments to IAS 19 Employee Benefits which has been applied retrospectively

The total tax charge/(credit) for the year includes a credit of £2.3 million (2011: £5.5 million, 2010: £0.1 million) in respect of UK operations. All other tax items relate to overseas operations. Domestic income tax is calculated at 24.5% (2011: 26.5%, 2010: £28%) of the estimated assessable profit for the year. Taxation for other jurisdictions is calculated at the rates prevailing in the relevant jurisdictions.

In the period to 31 December 2011, in the light of post-demerger restructuring action and taking into account the forecast future profitability of the US operations, including management’s view of possible sensitivities to those forecasts, the Group recognised a deferred tax asset in respect of historic US tax losses, with recognition in that year of £6.1 million (2010: £6.4 million) in respect of US deductible temporary differences, generating a credit of £1.0 million in continuing operations (2010: £3.6 million in continuing operations, £1.1 million in discontinued operations) to the deferred tax expense for the year and a credit of £5.1 million (2010: £1.7 million) directly in equity in relation to temporary differences on retirement benefit obligations. In addition, as a result of future forecast profitability, deferred tax assets were partially recognised on historic UK and Italian losses amounting to £2.0 million (2010: £Nil).

The total income tax charge/(credit) for the year can be reconciled to the total accounting profit as follows:

	2012* £’m	2011* £’m	2010* £’m
Profit/(loss) before tax on continuing operations	5.8	(6.4)	2.4
Standard UK tax rate	24.5%	26.5%	28.0%
Profit/(loss) before tax multiplied by the standard UK tax rate	1.4	(1.7)	0.7
Effects of:
Expenses not deductible for tax purposes	1.0	1.3	0.3
Losses not recognised	0.5	—	2.4
Increased recognition of deferred tax assets	—	(3.0)	(3.6)
Items on which deferred tax has not been recognised	(0.6)	(2.6)	(0.6)
Adjustments in respect of previous periods	(1.9)	0.6	—
Effects of different tax rates in overseas jurisdictions	1.7	1.4	0.9
Tax charge/(credit) for the year	2.5	(4.2)	0.1
Overall effective tax rate	43.1%	65.6%	4%

*- restated following the adoption of amendments to IAS 19 Employee Benefits which has been applied retrospectively

The difference between the actual tax charge and that expected on the profit for the year has been based on the UK rate of Corporation Tax of 24.5% (2011: 26.5%, 2010: 28%). The comparison of actual tax is made against the UK standard rate rather than the blended rate of taxation for the Group, in order to provide a more consistent approach; the use of a blended rate would lead to a distortion year-on-year as the mix of profits and losses has changed considerably as have the underlying tax rates in various jurisdictions.

In addition to the income tax charge in the income statement, a net £0.8 million credit (2011: £4.4 million credit, 2010: £0.2 million credit) has been recorded in equity in the period, comprising a debit of £Nil (2011: £0.7 million, 2010: £1.4 million) in respect of fair value adjustments on financial instruments and a credit of £0.8 million in respect of retirement benefit obligations (2011: a credit of £5.1 million, 2010: a credit of £1.6 million).

The effective rate of tax on continuing profits in the year ended 31 December 2012 of £5.8 million (2011: loss of £6.4 million, 2010: profit of £2.4 million) is 43.1% (2011: 65.6%, 2010: 4%). In the year ended 31 December 2011, the high effective rate was due to the credit of £3.0 million (2010: £3.6 million) on the full recognition of deferred tax assets on historic US tax losses and partial recognition on UK and Italian losses.

7. Dividends

	2012 £’m	2011 £’m	2010 £’m
Amounts recognised as distributions to equity holders in the year:
Final dividend for the year ended 31 December 2011 of 2.0p (2010: 2.5p; 2009: 2.5p)	3.5	4.2	3.1
Interim dividend for the year ended 31 December 2012 of 1.0p (2011: 1.0p; 2010: 1,7p)	1.7	1.8	2.1
	5.2	6.0	5.2
Proposed final dividend for the year ended 31 December 2012 of 2.2p (2011: 2.0p; 2010: 2.5p) per share	3.8	3.5	3.1

The proposed final dividends were subject to approval by shareholders at the Annual General Meeting and have not been included as a liability in these Financial Statements. There are no Corporation Tax consequences of the proposed dividends for the Group.

8. Earnings per share

	2012* £’m	2011* £’m	2010* £’m
Earnings
Continuing operations
Basic and diluted:
Profit/(loss) for the year – attributable to ordinary shareholders	3.3	(2.2)	2.3
Discontinued operations
Basic and diluted:
(Loss)/profit for the year – attributable to ordinary shareholders (Note 29)	(0.1)	11.8	4.8

Total

Basic and diluted:
Profit for the year – attributable to ordinary shareholders	3.2	9.6	7.1
Number of shares
Weighted average number of 5p ordinary shares:
For basic earnings per share	173,583,551	165,247,456	133,328,166
For diluted earnings per share	175,134,831	165,736,162	137,822,155
Earnings per share
Continuing operations
Basic:	2.0p	(1.3)p	1.7p
Diluted:	2.0p	(1.3)p	1.7p

*- restated following the adoption of amendments to IAS 19 Employee Benefits which has been applied retrospectively

	2012	2011	2010
Discontinued operations
Basic:	(0.1)p	7.1p	3.6p
Diluted:	(0.1)p	7.1p	3.5p

Total

Basic:	1.9p	5.8p	5.3p
Diluted:	1.9p	5.8p	5.2p

9. Employees

	2012 Number	2011 Number	2010 Number
Average monthly number (including Executive Directors)
By region
Europe	808	780	619
North America	471	477	484
Rest of World	11	8	—
Continuing operations	1,290	1,265	1,103
Discontinued operations	—	645	700
	1,290	1,910	1,803
By market
Technical Fabrics	983	994	973
Geosynthetics	307	271	130
Continuing operations	1,290	1,265	1,103
Discontinued operations	—	645	700
	1,290	1,910	1,803

	2012* £’m Continuing	2012* £’m Discontinued	2012* £’m Total	2011* £’m Continuing	2011* £’m Discontinued	2011* £’m Total	2010* £’m Continuing	2010* £’m Discontinued	2010* £’m Total
Employment costs
Wages and salaries	52.3	—	52.3	51.7	19.8	71.5	48.5	21.4	69.9
Social security costs	7.2	—	7.2	8.2	4.9	13.1	7.2	4.7	11.9
Pension costs (Note 23)	1.5	—	1.5	2.5	0.6	3.1	2.3	0.9	3.2
(Credit)/expense of share-based payments (Note 25)	(0.2)	—	(0.2)	0.2	—	0.2	0.4	—	0.4
	60.8	—	60.8	62.6	25.3	87.9	58.4	27.0	85.4

*- restated following the adoption of amendments to IAS 19 Employee Benefits which has been applied retrospectively

10. Intangible assets

	Goodwill £’m	Acquired Intangibles £’m	Software & Licences £’m	Total £’m
Cost
At 1 January 2010	92.7	—	10.0	102.7
Exchange adjustments	1.5	—	1.0	2.5
Additions	—	—	0.2	0.2
Asset write-downs	—	—	(0.4)	(0.4)
Disposals	—	—	(1.3)	(1.3)
At 1 January 2011	94.2	—	9.5	103.7
Exchange adjustments	(0.1)	—	0.4	0.3
Arising on acquisition	6.0	5.0	—	11.0
Additions	—	—	0.7	0.7
Asset write-downs	—	—	(0.1)	(0.1)
Disposal of subsidiaries	—	—	(4.2)	(4.2)
At 1 January 2012	100.1	5.0	6.3	111.4
Exchange adjustments	(3.5)	—	(0.3)	(3.8)
Additions	—	—	2.2	2.2
Transferred to held for sale (Note 16)	(0.4)	(0.2)	—	(0.6)
At 31 December 2012	96.2	4.8	8.2	109.2
Amortisation and impairment
At 1 January 2010	(57.6)	—	(8.4)	(66.0)
Exchange adjustments	(1.9)	—	(0.4)	(2.3)
Asset write-down	—	—	0.3	0.3
Charge for the year	—	—	(0.4)	(0.4)
Disposals	—	—	1.3	1.3
At 1 January 2011	(59.5)	—	(7.6)	(67.1)
Exchange adjustments	(0.4)	—	(0.1)	(0.5)
Charge for the year	—	(0.6)	(0.6)	(1.2)
Disposal of subsidiaries	—	—	2.6	2.6
At 1 January 2012	(59.9)	(0.6)	(5.7)	(66.2)
Exchange adjustments	2.7	—	0.3	3.0
Charge for the year	—	(0.6)	(0.4)	(1.0)
At 31 December 2012	(57.2)	(1.2)	(5.8)	(64.2)
Carrying amount:
31 December 2012	39.0	3.6	2.4	45.0
31 December 2011	40.2	4.4	0.6	45.2
31 December 2010	34.7	—	1.9	36.6

Licences are amortised over the period to which they relate, which is on average five years.

Acquired intangibles consist of:

•	Order backlog

•	Customer lists and relationships

•	Technology

•	Brand and trade names

•	Non-compete agreements

Goodwill acquired in a business combination is allocated, at acquisition, to the cash-generating units (“CGUs”) that are expected to benefit from the business combination. The carrying amount of goodwill has been allocated as follows:

	2012 £’m	2011 £’m	2010 £’m
Technical Fabrics – Europe	21.5	21.7	22.3
Technical Fabrics – US	11.9	12.5	12.4
Geosynthetics	5.6	6.0	—
	39.0	40.2	34.7

The business tests goodwill for impairment annually or more frequently if there are indications that goodwill might be impaired.

The recoverable amounts of the CGUs are determined from value in use calculations, based on pre-tax cash flows discounted using a pre-tax discount rate. The key assumptions for the value in use calculations are those regarding the discount rates, growth rates and expected changes to selling prices and direct costs during the period.

The business prepares cash flow forecasts derived from the most recent financial budgets approved by management. Growth rates used for 2013 to 2015 are based on selling price and cost assumptions for each business individually, built from management’s current knowledge and specific expectations for future profit evolution in the short term. Forecasts specifically exclude any incremental profits that may be generated through targeted investments in new technologies or strategic markets. Cash flows are then extrapolated for the following 40 years; growth rates from 2015 are in line with current inflation at 2%.

Value in use calculations assume an annual level of maintenance capital expenditure throughout the forecast period, with periodic higher investments included based on previous experience of the useful lives of the equipment in use. Specific capital injections to fund projects and new technologies are excluded from value in use calculations.

The rate used to discount the forecast cash flows is estimated by reference to the Group’s weighted average cost of capital and the degree of risk that management feels attaches to a CGU. The discount rates applied in the review at December 2012 range from 9% to 12% (2011: 9% to 11%, 2010: 9% to 10%).

Headroom ranges between 13% and 78%. The fair value of the European Technical Fabrics goodwill exceeds the carrying value by £12.1 million (2011: £46.3 million) using a pre-tax discount rate of 10.6% (2011: 10.4%). If the pre-tax discount rate increased above 12.0% or forecast EBITDA reduced by more than 13%, the fair value would fall below its carrying amount.

The US Technical Fabrics and Geosynthetics goodwill is comfortably supported by forecasts. A pre-tax discount rate of 10.6% in line with the Group’s pre-tax weighted average cost of capital has been applied.

Except with respect to European Technical Fabrics, management believes that there are no reasonably possible changes to the key assumptions which would result in the carrying amount of the CGUs exceeding the recoverable amounts.

11. Property, plant and equipment

	Land & Buildings £’m	Fixtures & Equipment £’m	Total £’m
Cost or valuation
At 1 January 2010	110.9	350.1	461.0
Exchange adjustments	1.7	5.6	7.3
Additions	3.0	30.5	33.5
Interest capitalised in the cost of qualifying assets	—	0.7	0.7
Disposals	(1.9)	(3.8)	(5.7)
Assets reclassified as held for sale	(0.3)	(15.3)	(15.6)
Asset write-downs	(0.9)	(3.3)	(4.2)
At 1 January 2011	112.5	364.5	477.0
Exchange adjustments	(0.3)	(0.3)	(0.6)
Additions	0.6	20.3	20.9
Interest capitalised in the cost of qualifying assets	—	0.3	0.3
Disposals	(1.3)	(1.0)	(2.3)
Arising on acquisition	0.1	3.5	3.6
Disposal of subsidiaries	(62.7)	(176.1)	(238.8)
Asset write-downs	(4.6)	(4.0)	(8.6)
At 1 January 2012	44.3	207.2	251.5
Exchange adjustments	(1.7)	(7.3)	(9.0)
Additions	1.2	12.3	13.5
Interest capitalised in the cost of qualifying assets	—	0.1	0.1
Disposals	—	(1.0)	(1.0)
Reclassified as held for sale (Note 16)	—	(0.4)	(0.4)
Asset write-downs	—	(2.8)	(2.8)
At 31 December 2012	43.8	208.1	251.9
Accumulated depreciation and impairment
At 1 January 2010	(45.5)	(196.2)	(241.7)
Exchange adjustments	(0.8)	(2.6)	(3.4)
Depreciation charge for the year	(3.6)	(22.1)	(25.7)
Disposals	1.8	3.7	5.5
Asset write downs	0.1	2.4	2.5
At 1 January 2011	(48.0)	(214.8)	(262.8)
Exchange adjustments	0.4	1.1	1.5
Depreciation charge for the year	(3.7)	(22.9)	(26.6)
Disposals	0.1	0.2	0.3
Impairments	—	(1.5)	(1.5)
Disposal of subsidiaries	24.6	97.8	122.4
Asset write-downs	4.6	0.9	5.5
At 1 January 2012	(22.0)	(139.2)	(161.2)
Exchange adjustments	0.8	5.5	6.3
Depreciation charge for the year	(1.8)	(10.6)	(12.4)
Disposals	—	0.8	0.8
Impairments	—	(1.4)	(1.4)
Reclassified as held for sale (Note 16)	—	0.4	0.4
Asset write-downs	—	1.9	1.9
At 31 December 2012	(23.0)	(142.6)	(165.6)
Carrying amount:
31 December 2012	20.8	65.5	86.3
31 December 2011	22.3	68.0	90.3
31 December 2010	64.5	149.7	214.2

Assets held in the Australian Geosynthetics business have been classified as held for sale in the year ended 31 December 2012 (see Note 16). At 31 December 2010, assets of £15.3 million relating to the Old Hickory utility plant and £0.3 million relating to land at Peine were classified as held for sale (see Note 16). Significant asset impairments and write downs in 2012 comprise a pilot line and a number of assets which have no value in use in Old Hickory, USA in Technical Fabrics and which will therefore not be transferred to the planned new warehouse and converting facility (see Note 4). In 2011, impairments were comprised primarily of obsolete equipment at the Terno d’Isola business in Technical Fabrics and equipment at the Pontypool plant which was not transferred to the Geosynthetics Maldon site as part of the integration (see Note 4).

Capital commitments	2012 £’m	2011 £’m	2010 £’m
Capital expenditure contracted for but not provided	2.2	6.5	8.9

The carrying amount of the Group’s fixtures and equipment includes an amount of £0.1 million (2011: £0.4 million, 2010: £Nil) in respect of assets held under finance leases.

At 31 December 2012, the carrying amount of the Group’s fixtures and equipment includes an amount of £9.6 million (2011: £5.4 million, 2010: £7.1 million) in respect of assets in the course of construction relating to plant and machinery in France, Germany, the UK and the USA.

Where assets have been impaired, the recoverable amount has been determined by reference to its value in use, estimated using a discount rate of 10.6% (2011: 10.4%, 2010: 9%).

12. Interests in associates and joint ventures

	2012 £’m	2011 £’m	2010 £’m
Cost of investment in associates and joint ventures	—	55.4	49.5
Dividends received	—	(1.6)	—
Share of post-tax profits – discontinued operations	—	7.3	6.5
Disposal	—	(61.1)	—
Impairment	—	—	(0.6)
	—	—	55.4
Share of results of:

FitesaFiberweb	—	7.3	4.0

Total accumulated share of results	—	13.8	6.5

The names and interests in major associated undertakings and joint ventures are shown in Note 32. The Group’s share of the FitesaFiberweb joint venture was disposed of on 30 December 2011 as part of the disposal of the Hygiene business.

There are no amounts relating to associates or joint ventures in the Consolidated Income Statement, Consolidated Statement of Comprehensive Income or Consolidated Balance Sheet for the year ended 31 December 2012.

Aggregate amounts relating to associates and joint ventures in the year ended 31 December:

	2011 £’m	2010 £’m Restated
Total assets	—	245.3

Total liabilities	—	(134.5)

Net assets	—	110.8
Within discontinued operations:
Revenue	196.0	160.6
Profit after tax	14.6	8.1
Share of profit for the year	7.3	4.0
Share of capital expenditure contracted but not provided	—	19.1

13. Other investments

	2012 £’m	2011 £’m	2010 £’m
Cost
At 1 January	—	0.3	0.3
Impairment	—	(0.3)	—
At 31 December	—	—	0.3

The Group’s investment in Cordustex (Pty) Limited was fully impaired during the year ended 31 December 2011. This entity is now in business rescue in South Africa.

14. Inventories

	2012 £’m	2011 £’m	2010 £’m
Raw materials	12.5	13.2	19.3
Work-in-progress	4.1	5.3	4.1
Finished goods	19.8	22.4	26.0
	36.4	40.9	49.4

15. Other financial assets

Trade and other receivables

	2012 £’m	2011 £’m	2010 £’m
Trade receivables	30.4	30.1	55.7
Amounts owed by related parties (Note 31)	3.7	4.0	3.9
Other receivables, prepayments and accrued income	10.0	13.4	16.1
Vendor Loan Note	—	16.7	—
Derivative financial instruments	0.1	—	0.9
	44.2	64.2	76.6

As part of the proceeds for the disposal of the Hygiene business, the Group issued a one-year Vendor Loan Note to Petropar for US$26 million at a coupon rate of 6% payable on redemption. The Loan Note was due for redemption on 30 December 2012 but was repaid early on 2 August 2012 for US$25 million as full and final settlement.

Trade receivables

The average credit period granted on sales of goods is 41 days (2011: 45 days, 2010: 50 days). No interest is charged on receivables paid within their due date. Thereafter, the seller reserves the right to charge interest on the overdue outstanding balance at rates ranging from 1.5% to 4% above the bank base interest rate of the relevant jurisdiction. An allowance has been made for estimated irrecoverable amounts from the sale of goods of £3.2 million (2011: £3.1 million, 2010: £4.8 million). This allowance has been determined by reference to past default experience and taking into account the Group’s credit insurance cover existing as at 31 December 2012. The Group has no credit insurance in place for sales made post 31 December 2012. Before accepting any new customer, the Group uses an external credit scoring system to assess the potential customer’s credit quality and define credit limits by customer.

The Directors consider that the carrying amount of trade and other receivables approximates their fair value.

Amounts owed by related parties includes amounts owed by the former parent company of £3.6 million (2011: £3.6 million, 2010: £3.6 million) in respect of indemnities provided for Corporation Tax liabilities in accordance with the terms of the Demerger Agreement.

Included in the Group’s trade receivable balance are debtors with a carrying amount of £3.0 million (2011: £3.5 million, 2010: £3.4 million) which are past due at the reporting date and for which the Group has not provided as there has not been a significant change in credit quality and the amounts are still considered recoverable.

Ageing of past due but not impaired receivables

	2012 £’m	2011 £’m	2010 £’m
Amounts overdue by:
Less than 30 days	3.0	3.5	3.4
Between 30-60 days	—	—	—
Between 60-90 days	—	—	—
More than 90 days	—	—	—
	3.0	3.5	3.4

Ageing of impaired trade receivables

	2012 £’m	2011 £’m	2010 £’m
Amounts overdue by:
Less than 30 days	1.9	1.1	2.8
Between 30 – 60 days	0.2	0.7	1.0
Between 60 – 90 days	0.3	0.4	0.2
More than 90 days	0.8	0.9	0.8
	3.2	3.1	4.8

Movement in the allowance for estimated unrecoverable amounts in respect of trade receivables

	2012 £’m	2011 £’m	2010 £’m
Balance at the beginning of the period	3.1	4.8	5.1
Reduction from discontinued operations	—	(0.5)	—
Impairment losses recognised	0.1	0.2	0.7
Amounts released/written off	—	(1.4)	(1.0)
Balance at the end of the year	3.2	3.1	4.8

Cash and cash equivalents

	2012 £’m	2011 £’m	2010 £’m
Cash on hand and at bank	14.6	182.3	26.1
Net cash and cash equivalents for cash flow purposes	14.6	182.3	26.1

Cash and cash equivalents comprise cash held by the business and short-term bank deposits with an original maturity of three months or less. The carrying amount of these assets approximates their fair value.

The carrying amounts of the Group’s cash and cash equivalents at the reporting date are denominated in the following currencies. Note that the Group operates a multi-currency cash pooling arrangement with a legal right to set off overdraft facilities against cash.

	US Dollar £’m	Euro £’m	Swedish Krona £’m	Sterling £’m	Other £’m	Total £’m
31 December 2012
Cash on hand and at bank	7.5	6.6	—	0.3	0.2	14.6
31 December 2011
Cash on hand and at bank	167.4	14.3	0.1	0.4	0.1	182.3
31 December 2010
Cash on hand and at bank	13.7	16.6	1.2	(6.7)	1.3	26.1

Restricted cash – as at 31 December 2011, the Group held the US$260 million proceeds from the disposal of the Hygiene business on 30 December 2011. This money was held on Trust at 31 December 2011 to be used to pay down the Group’s outstanding debt under the old RCF. The cash was used to repay the outstanding drawdowns under the old RCF on 5 January 2012.

Credit risk

The Group’s principal financial assets are bank balances and cash, trade and other receivables and investments. The credit risk on liquid funds and derivative financial instruments is limited because the counterparties are banks with high credit ratings assigned by international credit rating agencies.

The Group’s credit risk is primarily attributable to its trade receivables. The amounts presented in the balance sheet are net of allowances for doubtful receivables. An allowance for impairment is made where there is an identified loss event which, based on previous experience, is evidence of a reduction of the cash flows. During the year, the Group had global credit insurance cover to mitigate the risk of a material bad debt. No credit insurance cover is held for 2013.

The Group policy provided cover up to agreed limits, subject to an aggregate deductible of €0.5 million (2011: €0.6 million, 2010: €0.6 million). Group policy requires rigorous review of the customer’s current financial health and careful management of the maximum exposure to the Group at any one time. The amount of risk accepted by the Group is subject to defined approval limits up to the Executive Directors.

The Group’s concentration of credit risk has reduced following the disposal of the Hygiene businesses, where a significant percentage of sales were to a small group of key customers.

Categories of financial assets

Details of the significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which income and expenses are recognised, in respect of each class of financial asset are disclosed in Note 2.

	Carrying value
	2012 £’m	2011 £’m	2010 £’m
Derivative instruments in designated hedge accounting relationships	0.1	—	0.9
Receivables (including cash and cash equivalents)	59.5	246.5	116.8
	59.6	246.5	117.7

16. Disposal groups classified as held for sale

In October 2012, the Board approved the disposal of the Group’s operations in Australia and negotiations for its sale have subsequently taken place. These operations, which at the balance sheet date were expected to be sold within 12 months, have been classified as a disposal group held for sale and presented separately in the balance sheet. An impairment of £0.6 million arose on the transfer of the business to held for sale primarily in respect of allocated goodwill and acquired intangibles. As disclosed in Note 32 the disposal completed on 27 February 2013.

The major classes of assets and liabilities comprising the operations classified as held for sale are as follows:

2012 £’m
Inventories	0.3
Trade and other receivables	0.3
Deferred tax assets	0.1

Total assets classified as held for sale	0.7

Trade and other payables	(0.2)

Total liabilities classified as held for sale	(0.2)

Net assets of disposal group	0.5

In 2010, assets held for sale of £15.0 million comprised £0.3 million of land at Peine, in the former Hygiene segment, and £15.3 million in respect of the Old Hickory utility plant (Technical Fabrics segment), less £0.6 million to adjust to fair value and for costs to sell. The Peine land was sold in September 2011. The utility plant at Old Hickory was sold to a third party and leased back under an operating lease in February 2011.

17. Trade and other payables

	2012 £’m	2011 £’m	2010 £’m
Trade payables	32.7	29.0	41.3
Other taxation and social security	4.7	3.0	0.7
Accruals and deferred income	12.3	18.3	23.2
Financial guarantee contracts (Note 32)	—	0.7	1.9
Derivative financial instruments	—	2.4	1.7
	49.7	53.4	68.8

Trade payables principally comprise amounts outstanding for trade purchases and ongoing costs. The average credit period taken for trade purchases is 64 days (2011: 52 days, 2010: 50 days). The Directors consider that the carrying amount of trade and other payables approximates their fair value.

Categories of financial liabilities

Details of the significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which income and expenses are recognised, in respect of each class of financial liability are disclosed in Note 2.

	Carrying value
	2012 £’m	2011 £’m	2010 £’m
Derivative instruments in designated hedge accounting relationships	—	—	1.7
Fair value through profit and loss	—	2.4	—
Other financial liabilities at amortised cost	52.3	217.1	252.1
	52.3	219.5	253.8

18. Obligations under finance leases

	Minimum lease payments			Present value of minimum lease payments
	2012 £’m	2011 £’m	2010 £’m	2012 £’m	2011 £’m	2010 £’m
Amounts payable under finance leases:
Within one year, present value of lease obligations	0.1	0.3	—	0.1	0.3	—
In the second to fifth years, present value of lease obligations	—	0.1	—	—	0.1	—

It is the Group’s policy to lease certain of its fixtures and equipment under finance leases. For the year ended 31 December 2012, the average effective borrowing rate was 8.2% (2011: 8.3%, 2010: nil%). Interest rates are fixed at the contract date or vary based on prevailing interest rates.

As at the year ended 31 December 2012, finance lease obligations denominated in GBP were £Nil (2011: £0.1 million, 2010:£Nil) and denominated in Euro were £0.1 million (2011: £0.3 million, 2010: £Nil).

The fair value of the Group’s lease obligations approximates their carrying amount.

Obligations under finance leases were secured by the lessors’ charges over the leased assets.

19. Operating lease arrangements

The Group as lessee

	2012 £’m	2011 £’m	2010 £’m
Minimum lease payments under operating leases recognised as an expense in the year	3.0	3.1	1.5

At the balance sheet date, the business has outstanding commitments under non-cancellable operating leases, which fall due as follows:

	2012 £’m	2011 £’m	2010 £’m
Within one year	3.7	3.3	1.4
In the second to fifth years inclusive	9.5	9.4	1.7
After five years	7.5	9.0	—
	20.7	21.7	3.1

Operating lease payments represent amounts payable by the Group for certain of its office properties, plant and equipment. Leases are negotiated for an average term of one year for office properties, twelve years for warehouses and four years for equipment. Rentals are generally fixed or adjusted for based on inflation.

The Group as lessor

Rental income of £0.6 million was earned during the year (2011 and 2010: £Nil). At the balance sheet date, the Group had contracted with Fitesa for the following future minimum lease payments:

	2012 £’m	2011 £’m	2010 £’m
Within one year	0.3	0.8	—
In the second to fifth years inclusive	—	0.3	—
	0.3	1.1	—

20. Bank overdrafts and loans

	2012 £’m	2011 £’m	2010 £’m
Bank loans	—	159.9	177.3

The borrowings are repayable as follows:

	2012 £’m	2011 £’m	2010 £’m
On demand or within one year	—	159.9	7.6
In the second year	—	—	8.6
In the third to fifth years inclusive	—	—	161.1
	—	159.9	177.3
Less: Amount due for settlement within one year (shown under current liabilities)	—	(159.9)	(7.6)
Amounts due for settlement after more than one year	—	—	169.7

At 31 December 2011, all of the Group’s borrowings under the old RCF were disclosed as due for settlement within one year as these amounts were repaid in full on 5 January 2012 following the disposal of the Hygiene business.

The fair value of the Group’s borrowings was not materially different from their carrying values.

The carrying amounts of the Group’s borrowings at the reporting date are denominated in the following currencies:

	US Dollar £’m	Euro £’m	Swedish Krona £’m	Sterling £’m	Other £’m	Total £’m
31 December 2012
Bank overdrafts	—	—	—	—	—	—
Bank loans	—	—	—	—	—	—
	—	—	—	—	—	—
31 December 2011
Bank overdrafts	—	—	—	—	—	—
Bank loans	75.9	55.9	13.0	15.0	0.1	159.9
	75.9	55.9	13.0	15.0	0.1	159.9
31 December 2010
Bank overdrafts	—	—	—	—	—	—
Bank loans	84.8	67.2	21.8	3.5	—	177.3
	84.8	67.2	21.8	3.5	—	177.3

The average interest rates on borrowings from unrelated third parties are as follows:

	2012	2011	2010
United States dollar	3.91%	4.28%	3.36%
Euro	5.29%	5.34%	3.73%
Swedish Krona	3.38%	5.99%	3.57%
Great British Pounds Sterling	4.64%	3.73%	3.50%

A new loan facility (the “new RCF”) was entered into in December 2012 for a term of 4 1/4 years until 31 March 2017 for an amount of £40 million.

The previous loan facility (“the old RCF”) was entered into in February 2010 for a term of 3 1/2 years until July 2013 and for an amount of £200 million, comprising multi-currency facilities of €110 million and US$170 million. Following the disposal of the Hygiene business on 30 December 2011, the multi-currency facilities were reduced to €30 million and US$40 million.

The majority of borrowings are arranged at floating rates, thus exposing the Group to interest rate risk, against which, in the past, the Group has sought to protect itself through interest rate swaps (see Note 21). As the Group is currently in a net cash position, no interest rate swaps are currently held. The effective rates on borrowings during 2012 are not materially different from their nominal interest rates.

Bank overdrafts are repayable on demand. The business has secured loans of £Nil (2011: £0.2 million. 2010: £1.2 million). The new RCF is guaranteed by a number of the Group’s trading entities in respect of the parent’s liabilities. All other bank loans are unsecured, although there are some cases where parent guarantees have been issued in respect of bank loans to overseas subsidiaries.

At the year end, the Group had available £40 million (2011: $Nil, 2010: $27.8 million) of undrawn committed borrowing facilities. Following the Hygiene disposal on 30 December 2011, the amounts outstanding under the RCF were repaid on 5 January 2012 and the full facilities under the revised RCF were undrawn.

Covenants under the new RCF include an EBITDA/net debt gearing covenant of 2.5x and an interest cover covenant of 5.0x. Under the facility, covenant tests are required on a half yearly basis. Please refer to Note 33 for changes in the RCF subsequent to 31 December 2012.

During the year ended 31 December 2012, Fiberweb France set up a €5.0 million debt factoring arrangement of which €3.1 million was utilised at 31 December 2012.

At 31 December 2011, the Geosynthetics segment had a £3.5 million invoice discounting facility of which £1.1 million was utilised at 31 December 2011. Fiberweb terminated this facility during 2012 and no amounts were outstanding as at 31 December 2012.

Liquidity risk management

The Group is exposed to short-term liquidity risks if outflows exceed the funds currently available at the time. Ultimate responsibility for liquidity risk management rests with the Board of Directors. The Board, in conjunction with the Group’s treasury function, have built an appropriate liquidity risk management framework for the management of the Group’s short, medium and long-term funding and liquidity management requirements. The Group manages liquidity risk by maintaining adequate reserves under the revolving credit facility and continuously monitoring forecast and actual cash flows and ensuring adequate funds are drawn down to cover any outflows required, subject to the restrictions imposed by the Group’s banking covenants. The additional undrawn facilities that the Group has at its disposal to further reduce liquidity risk are set out above.

The following table details the Group’s expected maturity for its non-derivative financial assets. The table has been drawn up based on undiscounted contractual maturities of the financial assets.

	Within 1 year £’m	Total £’m
31 December 2012
Non-interest bearing	30.4	30.4
31 December 2011
Non-interest bearing	46.8	46.8
31 December 2010
Non-interest bearing	90.7	90.7

The following table details the Group’s remaining contractual maturity for its non-derivative financial liabilities. The table has been drawn up based on undiscounted cash flows of financial liabilities and includes both interest and principal cash flows.

	Within 1 year £’m	1-5 years £’m	Total £’m
31 December 2012
Non-interest bearing	52.4	—	52.4
Finance lease liability	0.1	—	0.1
	52.5	—	52.5
31 December 2011
Non-interest bearing	56.1	—	56.1
Finance lease liability	0.3	0.1	0.4
Variable interest rate instruments	159.9	—	159.9
	216.3	0.1	216.4
31 December 2010
Non-interest bearing	69.9	3.0	72.9
Finance lease liability	—	—	—
Variable interest rate instruments	7.6	169.7	177.3
	77.5	172.7	250.2

The following table details the Group’s liquidity analysis for its derivative financial instruments. The table has been drawn up based on the undiscounted net cash flows on the derivative instruments that settle on a net basis and the undiscounted gross cash flows on those derivatives that require gross settlement. When the amount payable or receivable is not fixed, the amount disclosed has been determined by reference to the projected interest and foreign currency rates as illustrated by the yield curves existing at the reporting date.

	Within 1 month £’m	Within 1-12 months £’m	Within 2-5 years £’m	Total £’m
31 December 2012
Commodity derivatives	—	0.1	—	0.1
	—	0.1	—	0.1
31 December 2011
Interest rate swaps	—	—	(2.0)	(2.0)
Commodity derivatives	(0.4)	—	—	(0.4)
	(0.4)	—	(2.0)	(2.4)
31 December 2010
Interest rate swaps	—	—	(1.7)	(1.7)
Commodity derivatives	0.6	0.3	—	0.9
Foreign exchange forward contracts	—	—	—	—
	0.6	0.3	(1.7)	(0.8)

Capital risk management

The Group manages its capital to ensure that entities within the Group will be able to continue as going concerns while maximising the return to stakeholders through the optimisation of the debt and equity balance. The capital structure of the Group consists of debt which includes borrowings disclosed in this note, cash and cash equivalents and equity attributable to equity holders of the parent, comprising issued capital, reserves and retained earnings as disclosed in Notes 26 and 27. The Group reviews its capital structure regularly and as part of such review, it considers the cost of capital and the risks associated with each class of capital.

Externally imposed capital requirement

Under the revolving credit facility described above, the Group is subject to the capital requirements of a gearing ratio (net debt to EBITDA) and an interest cover ratio (EBITDA to interest) which will be measured every six months on 30 June and 31 December. EBITDA is defined as underlying operating profit adjusted to exclude interest, taxation, depreciation and amortisation and certain other non-cash items. Underlying operating profit excludes significant items consider one-off in nature by management. The net debt to EBITDA requirement is for 2.5x cover. The EBITDA to interest ratio must exceed 5.0x.

The Group has remained within the limits of its facilities at all times over the life of the facilities.

The immediate impact of exchange rate fluctuations on the Group’s net debt versus the slower impact on the Group’s trading results can adversely impact the calculation of the Group’s gearing covenant at the covenant test dates. This risk is mitigated under the terms of the new RCF Agreement, which matches the exchange rates applicable for the translation of both EBITDA and net debt to the cumulative average exchange rates for the relevant period.

21. Derivative financial instruments

	2012 Assets £’m	2012 Liabilities £’m	2011 Assets £’m	2011 Liabilities £’m	2010 Assets £’m	2010 Liabilities £’m
Derivatives that are designated and effective as hedging instruments carried at fair value
Interest rate swaps	—	—	—	—	—	(1.7)
Commodity derivatives	0.1	—	—	—	0.9	—
Financial assets carried at fair value through profit or loss (FVTPL)
Held for trading derivatives that are not designated in hedge accounting relationships:
Interest rate swaps	—	—	—	(2.0)	—	—
Forward foreign currency contracts	—	—	—	(0.4)	—	—
Note 15, 17	0.1	—	—	(2.4)	0.9	(1.7)

The fair values of all derivative financial instruments shown in the table above are based on market values of equivalent instruments at the balance sheet date and are held as assets and liabilities within other receivables and payables. Derivative instruments are fair valued based on the estimated market valuations provided by the respective bank with which the instrument is held.

Fair value measurements recognised in the statement of financial position

The Group is required to analyse its financial instruments that are measured subsequent to initial recognition at fair value, and to classify them into Levels 1 to 3 based on the degree to which the fair value is observable:

•	Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

•	Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

All fair value measurements of financial instruments recognised in the statement of financial position are classified as Level 2 as defined above. Note that there were no transfers between the levels during the year.

Financial risk management objectives

The Group’s corporate treasury function provides services to the business, co-ordinates access to domestic and international financial markets, and monitors and manages the financial risks relating to operations. These risks include market risk (including currency risk, fair value interest rate risk and price risk), credit risk, liquidity risk and cash flow interest rate risk.

The Group seeks to manage the effects of these risks by using derivative financial instruments to hedge these exposures. The use of financial derivatives is governed by the Group’s policies approved by the Board of Directors, which provide written principles on foreign exchange risk, interest rate risk, credit risk, the use of financial derivatives and non-derivative financial instruments, and the investment of excess liquidity. Compliance with policies and exposure limits is reviewed by the Group Finance Director on a continuous basis and periodically by internal audit. The Group does not enter into or trade financial instruments, including derivative financial instruments, for speculative purposes.

Market risk

The Group’s activities expose it primarily to the financial risks of changes in foreign currency exchange rates and interest rates. The Group enters into a variety of financial instruments to manage its exposure to interest rate and foreign currency risk, including:

•	forward foreign exchange contracts to hedge the exchange rate risk arising in trading subsidiaries, primarily through net sales to customers and purchases from suppliers in currencies other than their domestic local currency;

•	interest rate swaps to mitigate the risk of rising interest rates, and

•	forward foreign exchange swaps to hedge the exchange rate risk arising on net balance sheet exposure around the Group.

There has been no change to the Group’s exposure to market risks or the manner in which it manages and measures the risk.

Foreign currency risk management

The overall policy of the Group is to use borrowings in currency to manage the translational currency risk arising from assets and earnings in overseas subsidiaries. The currency profile of borrowings under the RCF broadly mirrors both the currency profile of the Group’s net assets and EBITDA. Foreign currency-denominated borrowings are largely designated as net investment hedges. Foreign exchange forwards are used to manage the net balance sheet exposure. It is the Group’s policy not to undertake speculative currency transactions.

The Group’s business is characterised by a relatively low level of cross border activity, and therefore the Group has little transactional currency exposure. Overall, the volume of transactions with a currency impact is below 10% of turnover. However, the Group’s policy is that, where significant transactional exposures exist, these exposures should be hedged with maturities not to exceed 12 months.

The Group monitors the translational foreign currency exposures of its financial assets and liabilities on a monthly basis, adapting its portfolio of loans and hedges as may be required.

Changes in the fair value of foreign exchange contracts taken out to hedge transactional risk are taken to the income statement. As at 31 December 2012, the Group had committed to a notional amount of £3.9 million (2011: £18.4 million, 2010: £33.4 million) of forward contracts to buy or sell foreign currency. The fair value of such transactions was £Nil (2011: £Nil, 2010: £Nil).

The following table details the forward foreign currency contracts outstanding at the year-end:

Forward foreign exchange contracts

Outstanding contracts:	Average exchange rates			Foreign currency			Contract value			Fair value
	2012	2011	2010	2012	2011	2010	2012 £’m	2011 £’m	2010 £’m	2012 £’m	2011 £’m	2010 £’m
Buy EUR/sell GBP	—	1.20	1.18	—	4.5	6.5	—	3.7	5.5	—	—	0.1
Buy GBP/sell EUR	1.23	1.20	—	4.8	12.0	—	3.9	9.9	—	—	—	—
Buy USD/sell GBP	—	1.57	1.56	—	7.5	7.5	—	4.8	4.8	—	—	—
Buy USD/sell RMB	—	—	6.58	—	—	10.0	—	—	6.4	—	—	—
Sell SEK/buy GBP	—	—	—	—	—	—	—	—	—	—	—	—
Sell EUR/buy SEK	—	—	8.97	—	—	19.5	—	—	16.7	—	—	(0.1)
							3.9	18.4	33.4	—	—	—

All contracts mature within 30 days of year end.

Foreign currency sensitivity analysis

The Group is mainly exposed to fluctuations in the exchange rate applicable for the US dollar and the euro. Operating profit, EBITDA and net debt are the key inputs into the Group’s gearing covenant and the exchange impacts on these variables are monitored closely.

The following table illustrates the impact on the Group’s continuing operating profit, and equity of a 10% increase and decrease in sterling against each of these currencies, assuming all other variables are unchanged. The use of a 10% variation has been chosen in light of the magnitude of recent fluctuations in both the US dollar and euro values against sterling. These values have been computed using the currency profile of the Group’s operating profit. For the restatement of the Group’s operating profit the sterling equivalents have been retranslated by flexing the cumulative average exchange rates used by the Group for the relevant periods. For the restatement of the Group’s equity, the sterling equivalents have been retranslated by flexing the actual closing exchange rates used by the Group at the period ends. The relevant cumulative average and closing exchange rates used by the Group for 2010, 2011 and 2012 are shown in the table below.

Table of exchange rates

	2012	2011	2010
USD: Average	1.59	1.60	1.55
Year end	1.63	1.55	1.57
EUR: Average	1.23	1.15	1.17
Year end	1.23	1.20	1.17

	2012 £’m	2011 £’m	2010 £’m
Flexing the USD/£ cross rate
Continuing operating profit:
As reported	7.6	9.6	17.3
Restated assuming a 10% increase in the USD/£ cross rate	5.6	7.8	15.9
Restated assuming a 10% decrease in the USD/£ cross rate	10.0	11.7	18.8

Equity:
As reported	174.0	179.7	178.6
Restated assuming a 10% increase in the USD/£ cross rate	168.2	173.1	172.6
Restated assuming a 10% decrease in the USD/£ cross rate	181.7	188.5	186.0
Flexing the Euro/£ cross rate
Continuing operating profit:
As reported	7.6	9.6	17.3
Restated assuming a 10% increase in the Euro/£ cross rate	8.2	9.5	16.5
Restated assuming a 10% decrease in the Euro/£ cross rate	6.8	9.6	18.0

	2012 £’m	2011 £’m	2010 £’m
Flexing the Euro/£ cross rate
Equity:
As reported	174.0	179.7	178.6
Restated assuming a 10% increase in the Euro/£ cross rate	168.1	170.3	169.6
Restated assuming a 10% decrease in the Euro/£ cross rate	181.8	191.9	189.3

The impact of exchange rate fluctuations on the Group’s operating profit in 2010, 2011 and 2012 has not been as notable as might be expected in the face of significant movements in both the Euro and US Dollar cross rate with sterling. This is attributable to the use of a 13 month cumulative average exchange rate to convert profits, which slows the impact of spot changes in the cross rate.

Interest rate risk

The Group is predominantly exposed to interest rate fluctuations on the portion of the revolving credit facility that is not covered by hedging arrangements. The total amount drawn down under the RCF at the year end was £Nil (2011: £157.8 million, 2010: £173.7 million). The amount drawn down at 31 December 2011 was repaid in full on 5 January 2012 using the proceeds from the disposal of the Hygiene business. The Group’s policy is to use a combination of debt and derivative instruments to hedge portions of its interest rate exposure for varying periods, up to the maturity of its underlying borrowing facilities. Interest rate swaps are entered into after due consideration by the Group’s treasury function of actual base interest rates and financial market projections for future changes to those rates based on economic conditions, and such swaps must be approved by the Board of Directors in line with Group policy.

As a result of the previous RCF, the Group entered into a series of interest rate swaps for totals of US$100 million and €60 million (2010: US$100 million, Euro 60 million), spread over several banks, whereby it paid a blended average fixed rate of 1.79% for US dollar and 1.89% for Euros and received floating rate. The interest rate swaps settled on a semi-annual basis. The floating rate on the interest rate swaps was 6-month US dollar LIBOR and 6-month EURIBOR respectively. The Group settled the difference between the fixed and floating interest rate on a net basis. The interest rate swaps settlements and the interest payments on the loan occurred simultaneously and the amount deferred in equity was recognised in the profit or loss over the period that the floating rate interest payments on debt impacted profit or loss.

Following the disposal of the Hygiene business and the repayment of all amounts drawn under the RCF, the swaps were terminated during January 2012. The swaps were due to mature in 2013 and had been designated interest risk hedges. As a result of the Hygiene disposal, the underlying cash flows were no longer highly probable and the hedge relationship was broken following shareholder approval of the disposal of 6 December 2011. The fair market value of the swaps at 31 December 2011 was a loss of £1.9 million (2010: a loss of £1.7 million) and this loss was recognised as part of the costs of disposal of the Hygiene business in the year ended 31 December 2011. Any additional charges recognised in the year ended 31 December 2012 on the final settlement and repayment of the swaps have been disclosed as discontinued operations (see Note 29).

The following table summarises the notional principal amounts and remaining terms of the interest rate swap contracts outstanding as at the reporting date:

Outstanding receive floating pay fixed contracts:

	Average contract fixed interest rate			Notional principal amount			Fair Value
	2012%	2011%	2010%	2012 £’m	2011 £’m	2010 £’m	2012 £’m	2011 £’m	2010 £’m
Maturing in 2012	—	2.86	1.83	—	114.3	115.3	—	(2.0)	(1.7)

Interest rate risk sensitivity analysis

The interest sensitivity analysis below is based on the assumption that changes in market interest rates affect the interest income or expense of variable interest financial instruments and that a change in market interest rates only affects interest income or expense in relation to financial instruments with fixed interest rates if these are recognised at their fair value.

Under these assumptions, if market interest rates over the course of the year were on average 1% higher or lower for all currencies in which the Group had borrowings this would increase or decrease profit before tax and equity as follows:

	2012 £’m	2011 £’m	2010 £’m
Average amount drawn down under the revolving credit facility	1.7	159.6	172.3
Average amount covered by hedging arrangements	—	114.7	112.2
Average amount exposed to interest rate fluctuations	1.7	44.9	60.1
Effect on profit before tax and equity in the event of a 1% rise or fall in average interest rates over the period.	—	0.4	0.6

During the years ended 31 December 2010, 2011 and 2012, there was no notable change in the Group’s sensitivity to interest rate fluctuations as a result of the high proportion of the Group’s borrowings that are hedged by interest rate swaps, effectively restricting exposure to changes in variable relevant base interest rates. Following the disposal of the Hygiene business on 30 December 2011 and the repayment of amounts outstanding under the RCF, the Group’s interest rate exposure has been reduced significantly and the interest rate swaps were terminated during January 2012.

Commodity risks

The Group faces commodity raw material price exposure to a number of raw materials, mainly polypropylene and, to a lesser extent, polyester and polyethylene. The monthly management reporting process highlights the net impact, adverse or favourable, of fluctuations in raw material prices and this is considered by the Board. The Group prefers to manage its exposure to polypropylene and others through business arrangements with its suppliers and customers, which neutralise part of the exposure. However, the market for appropriate hedging instruments is monitored continuously by management with a view to mitigate this risk.

In December 2012, the Group took out one hedge contract for 2,400 tonnes of propylene purchases for periods between 1 January 2013 and 31 December 2013. As at 31 December 2012, no amounts were owed to or from the Group in respect of the settlement of this contract.

In 2011, the Group took out three hedge contracts for 16,000 tonnes of polypropylene purchases for periods between 1 January 2011 and 31 December 2011. As at 31 December 2011, the Group owed £0.3 million in respect of the final settlement of this contract.

In July 2010, the Group took out a hedge contract for 12,000 tonnes of polypropylene purchases for the period 1 July 2010 to 31 December 2010; at 31 December 2010, the Group was owed £0.3 million in respect of the final settlement of this contract. In December 2010, the Group entered into a contract to hedge the price of 14,400 tonnes of polypropylene purchases in the period 1 January 2011 to 31 December 2011. As at 31 December 2010, the fair value of this hedge was a gain of £0.7 million, which was recognised directly in the hedge reserve within Group equity.

22. Provisions

Restructuring provisions £’m
At 1 January 2010	9.0
Exchange gains	0.1
Charged in the year	0.2
Utilised in the year	(1.6)

At 1 January 2011	7.7
Exchange gains	(0.1)
Created in the year	9.5
Disposed with subsidiaries	(3.2)
Released during the year	(0.4)
Utilised in the year	(7.7)
At 1 January 2012	5.8
Exchange gains	(0.1)
Created in the year	3.5
Released during year	(0.7)
Utilised in the year	(6.0)
At 31 December 2012	2.5

Restructuring provisions represent costs provided in relation to obligations existing at the balance sheet date for reorganisation across the Group:

•	Provisions include a balance of £0.6 million in respect of the closure in December 2008 of our Korma, Italy facility.

•	£0.4 million in respect of potential warranty claims in connection with the Group’s disposal of Bidim in June 2008.

•	Restructuring costs of £1.0 million related to the Group restructuring performed following the Hygiene disposal together with a £0.3 million provision in respect of the transfer of a line from a former Hygiene site.

•	Integration costs of £0.2 million arising following the acquisitions of Boddingtons and Tubex.

The provision brought forward relates primarily to the Group restructuring following the Hygiene disposal (£2.7 million), with £0.6 million relating to the Geosynthetics integration, £0.2 million in respect of accrued professional fees and £0.4 million in respect of potential warranty claims in connection with the Group’s disposal of Bidim in June 2008. In addition, £0.5 million was held in respect of redundancy costs together with a balance of £1.4 million in respect of the closure of our Korma, Italy facility.

	2012 £’m	2011 £’m	2010 £’m
Analysed as:
Current liabilities	2.5	5.8	4.7
Non-current liabilities	—	—	3.0
	2.5	5.8	7.7

23. Pensions and other post-retirement benefits

The Group operates a number of pension plans worldwide. The majority of these are defined contribution in nature. The normal pension cost for the continuing Group, including early retirement costs, was £1.8 million (2011: £2.5 million, 2010: £2.3 million) of which £1.3 million (2011: £2.3 million, 2010: £2.1 million) was in respect of foreign schemes. This includes £1.7 million (2011: £2.3 million, 2010: £1.6 million) relating to defined contribution schemes. The pension costs are assessed in accordance with the advice of independent qualified actuaries, where practicable, using a variety of methods and assumptions and otherwise, in respect of certain foreign schemes, in accordance with local regulations.

The Group made a one-off contribution of US$25 million (£15.5 million) to the US defined benefit pension schemes during December 2012.

The Group’s current foreign pension schemes mainly relate to defined contribution plans.

The most significant defined benefit pension plans are in North America, where the Group operates two funded pension arrangements. These plans are closed to new members and benefits are frozen. Pension costs for these plans have been calculated by independent qualified actuaries, using the projected unit method and assumptions appropriate to the arrangements in place.

The Group also operates a post-retirement benefit plan in North America which principally provides life assurance benefits for its current and future retirees. The costs of these benefits are also assessed by independent qualified actuaries using methods and assumptions appropriate under IAS 19.

In accordance with IAS 19 the latest actuarial valuations of the Group’s defined benefit pension schemes and healthcare plans have been reviewed and updated as at 31 December 2012. The following weighted average financial assumptions have been adopted:

	North America			Rest of World
Per annum (%)	2012*	2011*	2010*	2012*	2011*	2010*
Discount rate	3.9	4.1	5.3	3.0	4.5	4.8
Rate of increase to pensionable salaries	—	—	—	2.8	2.8	2.8
Price inflation	2.0	2.0	2.0	2.0	2.0	2.0
Rate of increase to pensions in payment	—	—	—	1.0	1.0	1.8
Rate of healthcare cost increases	—	—	8% reducing to 5% over the next three years	—	—	—

*- restated following the adoption of amendments to IAS 19 Employee Benefits which has been applied retrospectively

Mortality assumptions

Mortality assumptions for the US plans are based on the US standard table RP2000 with allowance for future improvements in mortality allowed for in line with projections scale AA. Generational tables have been used so that the basis used to calculate liabilities in respect of future pensioners assumes lower mortality (i.e. a larger allowance for improvements) than for current pensioners. The expected future lifetimes calculated using these assumptions are summarised as follows:

	2012	2011	2010
Expected future lifetime of:
– a 65 year old current male pensioner	19.5 years	19.4 years	19.7 years
– a 65 year old current female pensioner	21.3 years	21.3 years	21.6 years
– a 65 year old future female pensioner (currently aged 45)	21.0 years	21.0 years	21.2 years
– a 65 year old future male pensioner (currently aged 45)	22.9 years	22.8 years	22.5 years

The key sensitivities regarding the principal assumptions used to measure the scheme liabilities relate to the discount rate and the mortality rate and are set out below:

Assumption	Change in assumption	Impact on scheme liabilities
Discount rate	Increase/decrease by 0.5%	Decrease/increase by 5.9%/6.6%
Rate of mortality	Increase by 1 year	Increase by 3%

Since the majority of the Group’s defined benefit liabilities relate to the frozen US schemes, changes to inflation and salary assumptions do not have a material impact on the Group’s liabilities.

The fair value of the assets and liabilities of the schemes at each balance sheet date were:

	North America					Rest of World					Total
	2012* £’m	2011* £’m	2010* £’m	2009* £’m	2008* £’m	2012* £’m	2011* £’m	2010* £’m	2009* £’m	2008* £’m	2012* £’m	2011* £’m	2010* £’m	2009* £’m	2008* £’m
Assets
Equities	3.3	13.6	12.5	11.6	11.5	—	—	—	—	—	3.3	13.6	12.5	11.6	11.5
Government bonds	7.0	6.0	10.0	13.4	15.9	—	—	—	—	—	7.0	6.0	10.0	13.4	15.9
Corporate bonds	20.0	16.4	9.5	3.7	4.5	—	—	—	—	—	20.0	16.4	9.5	3.7	4.5
Other	24.6	0.7	2.2	0.8	1.2	1.1	1.1	0.8	1.0	1.1	25.7	1.8	3.0	1.8	2.3

Total fair value of scheme assets	54.9	36.7	34.2	29.5	33.1	1.1	1.1	0.8	1.0	1.1	56.0	37.8	35.0	30.5	34.2

Obligations
Present value of funded defined benefit obligations	(57.1)	(59.1)	(50.8)	(47.1)	(50.9)	(1.4)	(1.3)	(1.2)	(1.1)	(1.2)	(58.5)	(60.4)	(52.0)	(48.2)	(52.1)
Present value of unfunded defined benefit obligations	(1.2)	(1.4)	(13.5)	(11.9)	(10.7)	(1.8)	(1.6)	(5.0)	(5.3)	(6.9)	(3.0)	(3.0)	(18.5)	(17.2)	(17.6)

Total value of scheme obligations	(58.3)	(60.5)	(64.3)	(59.0)	(61.6)	(3.2)	(2.9)	(6.2)	(6.4)	(8.1)	(61.5)	(63.4)	(70.5)	(65.4)	(69.7)

Liability recognised on the balance sheet date	(3.4)	(23.8)	(30.1)	(29.5)	(28.5)	(2.1)	(1.8)	(5.4)	(5.4)	(7.0)	(5.5)	(25.6)	(35.5)	(34.9)	(35.5)

*- restated following the adoption of amendments to IAS 19 Employee Benefits which has been applied retrospectively

The funding policy for the schemes is reviewed on a systematic basis and in consultation with an independent qualified actuary where appropriate in order to ensure that the funding contributions from sponsoring employers are appropriate to meet the liabilities of the schemes over the long term.

The expected rates of return on plan assets reflect the Group’s discount rate used for each Plan.

Cash held due to the one–off contribution of US$25 million made in December 2012 will be redeployed under investment strategy to equities in the first few months of 2013.

	North America			Rest of World			Total
	2012* £’m	2011* £’m	2010* £’m	2012* £’m	2011* £’m	2010* £’m	2012* £’m	2011* £’m	2010* £’m
Analysis of income statement charge
Current service cost – continuing operations	—	0.1	0.2	0.1	0.1	0.3	0.1	0.2	0.5
Current service cost – discontinued operations	—	0.1	0.1	—	—	0.3	—	0.1	0.4
Interest cost – continuing operations	2.7	2.9	3.1	0.1	0.2	0.1	2.8	3.1	3.2
Interest cost – discontinued operations	—	0.2	0.3	—	0.1	0.1	—	0.3	0.4
Expected return on assets – continuing operations	(1.9)	(1.9)	(1.9)	—	—	—	(1.9)	(1.9)	(1.8)
Immediate recognition of losses arising over the year – continuing operations	—	—	—	—	—	0.1	—	—	0.1
Recognition of past service cost – continuing operations	(0.3)	(4.8)	—	—	—	—	(0.3)	(4.8)	—
Recognition of past service costs – discontinued operations	—	(1.5)	—	—	—	—	—	(1.5)	—
Gains due to settlements and curtailments – continuing operations	—	(0.7)	—	—	—	(0.1)	—	(0.7)	(0.1)
Gains due to settlements and curtailments – discontinued operations	—	(1.3)	—	—	—	—	—	(1.3)	—
Pension liability disposed	—	(2.9)	—	—	(3.0)	—	—	(5.9)	—
Expense recognised in income statement – continuing operations	0.5	(4.4)	1.4	0.2	0.3	0.4	0.7	(4.1)	1.9
Expense recognised in income statement – discontinued operations	—	(5.4)	0.4	—	(2.9)	0.4	—	(8.3)	0.8

*- restated following the adoption of amendments to IAS 19 Employee Benefits which has been applied retrospectively

Current service costs in respect of trading operations have been recognised in the income statement within administrative expenses.

As part of the disposal of the Hygiene business, the Group disposed of pension and post retirement schemes in the US, Italy and Germany which are disclosed within pension liabilities disposed in the table above for the year ended 31 December 2011.

Net interest payable of £0.9 million (2011: £1.2 million, 2010: £1.4 million) has been recognised within finance costs for continuing operations (see Note 5).

	North America			Rest of World			Total
	2012* £’m	2011* £’m	2010* £’m	2012* £’m	2011* £’m	2010* £’m	2012* £’m	2011* £’m	2010* £’m
Changes to the fair value of scheme assets during the year
Fair value of scheme assets at beginning of year	36.7	34.2	29.5	1.1	0.8	1.0	37.8	35.0	30.5
Expected return on assets	1.9	1.9	1.9	—	—	—	1.9	1.9	1.8
Actual employer contributions	18.9	4.2	3.2	0.1	0.7	1.1	19.0	4.9	4.3
Contributions by plan participants	—	0.3	0.3	—	—	—	—	0.3	0.3
Net benefits paid out	(3.1)	(3.8)	(3.9)	(0.2)	(0.3)	(1.0)	(3.3)	(4.1)	(4.9)
Actuarial gains/(losses) on assets	2.2	(0.4)	2.3	0.1	(0.1)	—	2.3	(0.5)	2.4
Foreign currency exchange rate changes	(1.8)	0.3	0.9	—	—	(0.4)	(1.8)	0.3	0.5
Settlements	—	—	—	—	—	0.1	—	—	0.1
Other events	0.1	—	—	—	—	—	0.1	—	—
Fair value of plan assets at end of year	54.9	36.7	34.2	1.1	1.1	0.8	56.0	37.8	35.0

*- restated following the adoption of amendments to IAS 19 Employee Benefits which has been applied retrospectively

	North America			Rest of World			Total
	2012* £’m	2011* £’m	2010* £’m	2012* £’m	2011* £’m	2010* £’m	2012* £’m	2011* £’m	2010* £’m
Changes to the defined benefit obligation during the year
Defined benefit obligation at beginning of year	60.1	64.3	59.0	2.9	6.2	6.4	63.0	70.5	65.4
Current service cost	—	0.2	0.3	0.1	0.1	0.6	0.1	0.3	0.9
Interest cost	2.7	3.2	3.4	0.1	0.3	0.2	2.8	3.4	3.6
Contributions by plan participants	—	0.7	0.3	—	—	—	—	0.7	0.3
Past service cost	—	(7.2)	—	—	—	—	—	(7.2)	—
Actuarial losses/(gains) on scheme liabilities *	1.2	8.9	3.3	0.4	(0.2)	0.2	1.6	8.7	3.5
Net benefits paid out	(3.1)	(3.8)	(3.9)	(0.2)	(0.3)	(1.0)	(3.3)	(4.1)	(4.9)
Gains due to settlements and curtailments	—	(2.0)	—	—	—	—	—	(2.0)	—
Past service costs not recognised	—	(1.3)	—	—	—	—	—	(1.3)	—
Liabilities disposed of (Note 29)	—	(2.9)	—	—	(3.0)	—	—	(5.9)	—
Foreign currency exchange rate changes	(2.6)	0.4	1.9	(0.1)	(0.2)	(0.2)	(2.7)	0.3	1.7
Defined benefit obligation at end of year	58.3	60.5	64.3	3.2	2.9	6.2	61.5	63.4	70.5

*	Includes changes to the actuarial assumptions.

*- restated following the adoption of amendments to IAS 19 Employee Benefits which has been applied retrospectively

	North America			Rest of World			Total
	2012* £’m	2011* £’m	2010* £’m	2012* £’m	2011* £’m	2010* £’m	2012* £’m	2011* £’m	2010* £’m
Actual return on scheme assets	4.1	1.6	4.2	0.1	(0.1)	—	4.2	1.5	4.2
Analysis of amounts recognised in the Consolidated Statement of Comprehensive Income

Total actuarial gains/(losses) recognised in the year	1.0	(9.3)	(0.9)	(0.3)	0.1	(0.2)	0.7	(9.2)	(1.1)

Total gains/(losses) in the Consolidated Statement of Comprehensive Income	1.0	(9.3)	(0.9)	(0.3)	0.1	(0.2)	0.7	(9.2)	(1.1)

Cumulative amount of losses recognised in the Consolidated Statement of Comprehensive Income	(26.9)	(27.9)	(18.6)	(1.8)	(1.6)	(1.7)	(29.8)	(29.5)	(20.3)

*- restated following the adoption of amendments to IAS 19 Employee Benefits which has been applied retrospectively

	North America					Rest of World					Total
	2012* £’m	2011* £’m	2010* £’m	2009* £’m	2008* £’m	2012* £’m	2011* £’m	2010* £’m	2009* £’m	2008* £’m	2012* £’m	2011* £’m	2010* £’m	2009* £’m	2008* £’m
History of Asset Values, Defined Benefit Obligations
Fair value of assets	54.9	36.7	34.2	29.5	33.1	1.1	1.1	0.8	1.0	1.1	56.0	37.8	35.0	30.5	34.2
Defined benefit obligations	58.3	60.5	64.3	59.0	61.6	3.2	2.9	6.2	6.4	8.1	61.5	63.4	70.5	65.4	69.7
Deficit	(3.4)	(23.8)	(30.1)	(29.5)	(28.5)	(2.1)	(1.8)	(5.4)	(5.4)	(7.0)	(5.5)	(25.6)	(35.5)	(34.9)	(35.5)
Experience (losses)/gains on scheme assets	2.2	(0.4)	2.3	0.2	(7.1)	0.1	(0.1)	—	(0.1)	—	2.3	(0.5)	2.3	0.1	(7.1)
Experience (losses)/gains on scheme liabilities	(0.1)	0.8	0.9	(1.6)	(0.1)	—	0.3	—	0.2	—	(0.1)	1.1	0.9	(1.4)	(0.1)

*- restated following the adoption of amendments to IAS 19 Employee Benefits which has been applied retrospectively

	North America £’m	Rest of World £’m	Total £’m
Employer contributions in 2013 are estimated to be:	0.1	0.2	0.3

24. Deferred tax

	Fixed assets £’m	Other assets £’m	Goodwill and other intangibles £’m	Tax losses and tax credits £’m	Retirement benefits £’m	Total £’m
At 1 January 2010*	(17.0)	3.1	(0.6)	9.5	5.5	0.5
Credited/ (charged) in the year	(1.7)	(0.3)	(0.7)	4.8	—	2.1
Recognised directly in equity	—	(1.4)	—	—	1.6	0.2
Exchange adjustments	(0.5)	—	—	0.2	0.1	(0.2)
At 1 January 2011*	(19.2)	1.4	(1.3)	14.5	7.2	2.6
(Charged)/credited in year	(0.8)	1.2	(0.8)	8.2	(2.8)	5.0
Recognised directly in equity	—	(0.4)	—	(0.3)	5.1	4.4
Arising on acquisition	—	(0.3)	(1.3)	—	—	(1.6)
Disposal of subsidiaries	7.4	0.4	(0.3)	(6.6)	(0.8)	0.1
Exchange adjustments	0.1	0.1	—	(0.1)	0.1	0.2
At 1 January 2012*	(12.5)	2.4	(3.7)	15.7	8.8	10.7
Credited/(charged) in year	3.7	—	0.3	4.8	(7.7)	1.1
Recognised directly in equity	—	—	—	—	0.7	0.7
Reclassified as held for sale	—	—	—	(0.1)	—	(0.1)
Exchange adjustments	0.4	(0.1)	0.1	(0.4)	(0.3)	(0.3)
At 31 December 2012*	(8.4)	2.3	(3.3)	20.0	1.5	12.1

*- restated following the adoption of amendments to IAS 19 Employee Benefits which has been applied retrospectively

In accordance with IAS 12, certain deferred tax assets and liabilities have been offset. The following is the analysis of the deferred tax balances (after offset) for financial reporting purposes:

	2012* £’m	2011* £’m	2010* £’m
Deferred tax liabilities	(3.4)	(3.7)	(15.6)
Deferred tax assets	15.5	14.4	18.2
	12.1	10.7	2.6

*- restated following the adoption of amendments to IAS 19 Employee Benefits which has been applied retrospective

At the balance sheet date, the Group has unrecognised deferred tax assets relating to tax losses and other temporary differences of £6.3 million (2011: £4.9 million, 2010: £13.3 million) available for offset against future profits. These assets have not been recognised as the precise incidence of future profits in the relevant countries and legal entities cannot be predicted accurately at this time.

The UK deferred tax asset has been valued at the substantively enacted rate of 23%. The UK Government has announced a further Corporation Tax rate reduction to 21% in April 2014. This will reduce the value of the UK deferred tax asset when the 21% rate is substantively enacted.

At the balance sheet date, the aggregate amount of temporary differences associated with undistributed earnings of subsidiaries for which deferred tax liabilities have not been recognised was £Nil (2011: £0.1 million, 2010: £0.1 million). No liability has been recognised in respect of these differences because the Group is in a position to control the timing of the reversal of the temporary differences and it is probable that such differences will not reverse in the foreseeable future.

Temporary differences arising in connection with interests in associates and joint ventures are insignificant.

25. Share-based payments

In the year ended 31 December 2012, the Group recognised a total credit, within staff costs, in relation to share-based payments under equity-settled schemes of £0.2 million (2011: £0.3 million expense, 2010: £0.4 million).

The schemes in operation during the year are as follows:

Long Term Incentive Plan (“LTIP”) The LTIP provides for the grant of free shares in the form of contingent shares.

The first award of shares under the LTIP was made on 27 November 2006, when 1,143,938 shares were granted. Further awards of 1,333,333 shares, 1,807,029 shares and 2,284,172 shares under the LTIP were made on 12 and 29 May 2008 and 26 June 2009 respectively. In 2011, awards of 2,455,434 shares and 85,000 shares were made on 3 May 2011 and 14 November 2011 respectively. In 2012, awards of 2,127,111 were made on 18 May 2012.

Shares in relation to all three of the outstanding awards will be released to participants at the end of an expected three year performance period, dependent on the extent to which the performance conditions have been satisfied. Subject to good leaver provisions, awards are forfeited if the employee leaves before the end of the vesting period.

For the 2009 and 2011 schemes, fifty per cent of the shares awarded under the grants are governed by a Total Shareholder Return (“TSR”) market based performance condition. The remaining fifty per cent is governed by an EPS performance condition. For the 2012 scheme, fifty per cent of the shares awarded under the grants are governed by a TSR market based performance condition, twenty five per cent are governed by an EPS performance condition with the remaining twenty five per cent governed by a return on operating assets condition.

The Group recognised a total credit in relation to LTIP awards of £0.2 million (2011: £0.3 million expense, 2010: £0.4 million). Awards outstanding at the end of the year were 3,803,961 (2011: 3,028,385, 2010: 4,134,342). The weighted average fair value of the LTIP awards during the period was 63.3 p per share or £2.3 million in total (2011: 71.0 p per share or £2.2 million, 2010: 55.7 p per share or £2.3 million).

The following table summarises the evolution of the Group’s LTIP awards during the period:

Number of shares outstanding	2008 LTIP	2009 LTIP	2011 LTIP	2012 LTIP	Total Shares
At 1 January 2011	2,330,170	1,804,172	—	—	4,134,342
Adjustment for Rights Issue	—	414,960	—	—	414,960
Granted	—	—	2,525,434	—	2,525,434
Lapsed through employee turnover	(120,408)	(147,600)	(30,750)	—	(298,758)
Lapsed on vesting	(2,209,762)	—	—	—	(2,209,762)
Lapsed on disposal of the Hygiene business	—	(802,332)	(735,499)	—	(1,537,831)
At 1 January 2012	—	1,269,200	1,759,185	—	3,028,385
Granted	—	—	—	2,127,111	2,127,111
Lapsed through employee turnover	—	—	(82,335)	—	(82,335)
Lapsed on vesting	—	(1,269,200)	—	—	(1,269,200)
At 31 December 2012	—	—	1,676,850	2,127,111	3,803,961

	£’m	£’m	£’m	£’m	£’m
At 1 January 2011	0.4	0.6	—	—	1.0
Charged to income	—	0.2	0.1	—	0.3
Released through retained earnings on vesting	(0.4)	—	—	—	(0.4)
At 1 January 2012	—	0.8	0.1	—	0.9
(Credited)/charged to income	—	(0.5)	0.2	0.1	(0.2)
Released through retained earnings on vesting	—	(0.3)	—	—	(0.3)
At 31 December 2012	—	—	0.3	0.1	0.4

The total credit for the year relating to employee share-based payment plans was £0.2 million (2011: £0.3 million expense, 2010: £0.4 million expense), all of which related to equity-settled share-based payment transactions. After deferred tax, the total credit to the income statement was £0.2 million (2011: £0.3 million charge, 2010: £0.4 million charge). The weighted average remaining contractual life of share-based payment schemes outstanding at 31 December 2012 was 1.9 years (2011: 1.6 years, 2010: 0.9 years).

Fair value assumptions

The fair value of shares awarded under the plans has been calculated using the market value of shares adjusted to take into account the TSR market based performance condition where applicable. The calculation has been performed using the stochastic pricing model. The assumptions made in performing the calculation for each award are listed below:

	2009 LTIP	2011 LTIP	2011 LTIP	2012 LTIP
Grant date	26 June 2009	3 May 2011	14 November 2011	18 May 2012
Number of participants	21	33	2	18
Performance period	3 years	3 years	3 years	3 years
Risk free rate	7.8%	1.48%	0.6%	0.41%
Stochastic model assumptions:
– Share price at grant date (p)	69.25	73.00	56.25	57.00
– Exercise price (p)	—	—	—	—
– Volatility	50.0%	52.1%	44.2%	43.3%
– Expected dividend yield	6.0%	5.75%	6.22%	5.26%
Fair value of shares:
– TSR element (p)	47.51	43.20	25.22	33.75
– EPS element (p)	57.75	60.94	46.50	48.57
– RoOA element (p)	—	—	—	48.57

Expected volatility for the grants is based on the historical volatility taking into account the expected vesting term for each grant. Awards of shares with no exercise price are not affected by the risk free rate of interest. In relation to the EPS element of the 2011 and 2012 LTIP plans, expected vesting percentages of Nil applied to both (2011: 50% for the 2011 scheme, 2010: 100%). For the 2012 scheme a 37% vesting percentage has been applied to the return on capital employed element. These vesting percentages have been calculated after taking into account expected staff retention rates and the probabilities attached to attainment of the performance condition.

The weighted average exercise price of all share-based payment schemes outstanding at December 2010, 31 December 2011 and 2012 was Nil.

26. Share capital

	2012 £’m	2011 £’m	2010 £’m
Authorised: 200 million ordinary shares of 5p each	10.0	10.0	10.0
Issued and fully paid ordinary shares of 5p	8.7	8.7	6.1

Number of shares in issue	Number of shares	Number of shares	Number of shares
	2012	2011	2010
At 1 January	173,583,551	122,658,136	122,440,375
Issued to satisfy LTIP awards	—	2,226,966	217,761
Issued to satisfy Rights Issue	—	42,387,882	—
Issued on Boddingtons acquisition	—	4,505,512	—
Issued on Tubex acquisition	—	1,805,055	—
At 31 December	173,583,551	173,583,551	122,658,136

The Company has one class of ordinary shares which carry no right to fixed income.

There were no new share issues during the year ended 31 December 2012.

217,761 shares were issued on 8 March 2010 to satisfy the 2006 LTIP awards which vested in part satisfaction of the EPS target to which the awards were subject.

On 10 January 2011, the Company issued 4,505,512 ordinary shares as part of the consideration for the acquisition of the Boddingtons International Limited (see Note 29).

On 2 March 2011, the Company announced a Rights Issue which provided shareholders with the right to acquire one additional ordinary share at an issue price of 60p for every three ordinary shares held on 2 March 2011. The Rights Issue resulted in the issue of an additional 42,387,882 ordinary shares on 18 March 2011 and raised net proceeds of £23.8 million, consisting of gross proceeds of £25.4 million net of issue costs of £1.6 million.

On 19 May 2011, the Company issued 1,805,055 ordinary shares as part of the consideration for the acquisition of Tubex Limited (see Note 29).

On 3 June 2011, the Company issued 2,226,966 ordinary shares to satisfy LTIP awards granted in 2008 vesting under the rules of the LTIP.

27. Movements on reserves

On demerger in November 2006, former parent company, BBA Aviation plc (“BBA”) waived loans owed to it by Fiberweb entities totalling £90.0 million and creating distributable reserves in Fiberweb plc. BBA also converted £87.4 million of debt to equity in Fiberweb.

The merger reserve comprises the excess between the nominal value of the shares issued in consideration of the transfer of subsidiaries and the book value of those subsidiary investments transferred.

The other reserve comprises adjustments in respect of the Group reorganisation which took place as part of the demerger. This reserve primarily represents the difference between the capital structure of the Fiberweb entities that were owned directly by BBA prior to the demerger and the capital structure of Fiberweb and its subsidiaries after completion of the demerger restructuring. This reserve is not distributable.

The capital reserve represents amounts accrued in respect of the cost of equity-settled share options in accordance with IFRS 2 “Share-based Payments” (see Note 25).

The hedging reserve represents unrealised gains or losses on hedge instruments.

The translation reserve represents the gains or losses on translation of the Group’s overseas subsidiaries.

28. Cash flow from operating activities

	2012 £’m	2011 £’m	2010 £’m
Profit from operations before tax	5.9	22.4	19.1
Depreciation of property, plant and equipment (Note 11)	12.4	26.6	25.7
Amortisation of intangible assets (Note 10)	1.0	1.2	0.4
Loss on sale of property, plant and equipment	0.3	0.9	(0.5)
(Decrease)/increase in provisions	(8.6)	1.2	(1.6)
Excess of pension scheme contributions over charge	(19.2)	(4.8)	(3.0)
Share-based payments (Note 25)	(0.2)	0.2	0.4
Loss/(profit) on disposal of Hygiene business (Note 29)	1.5	(8.9)	—
Non-cash impairment and asset write-downs (Note 10 and 11)	2.7	5.1	1.7
Non-cash impairment of held for sale assets (Note 16)	0.6	—	—
Profit on sale of previously impaired equipment	(0.2)	(2.6)	—
Pension curtailment and past service cost gains (Note 23)	—	(8.4)	—
Other non-cash items	(0.5)	0.8	0.1
Operating cash flows before movement in working capital	(4.3)	33.7	42.3
Decrease/(increase) in inventories	2.6	(4.4)	0.1
Decrease/(increase) in receivables	2.3	(19.9)	(8.9)
Increase/(decrease) in payables	5.2	14.5	4.5
Cash generated by operations	5.8	23.9	38.0
Income taxes paid	(3.2)	(3.4)	(0.3)
Net cash from operating activities	2.6	20.5	37.7

29. Acquisitions and disposals

Year ended 31 December 2012

There were no acquisitions in the year ended 31 December 2012. No changes were made to the acquisition accounting recognised in prior years.

Year ended 31 December 2011

The Group acquired 100% of the issued share capital of Boddingtons International Limited, a leading specialist geosynthetic and accessory manufacturer, the parent company of the Boddingtons Group of Companies, on 6 January 2011 for approximately £8.2 million total consideration consisting of £4.6 million in cash and 4,505,512 Fiberweb shares. At acquisition, the Boddingtons Group had net debt of £0.9 million. Boddingtons has been integrated into the Group’s Geosynthetics segment. The business has been renamed Fiberweb Geosynthetics.

The consolidated Fiberweb results for the year would not have been significantly different had Boddingtons been acquired on 1 January 2011.

The Group acquired 100% of the issued share capital of Tubex Limited, the largest European specialist producer of tree shelters, the parent company of the Tubex group of companies, on 17 May 2011 for approximately £5.1 million total consideration consisting of £3.85 million in cash and 1,805,055 Fiberweb shares. At acquisition, Tubex had net debt of £0.1 million. Tubex has been integrated into the Group’s Geosynthetics segment.

The Group’s sales would have been £4.4 million higher and operating profit would have been £0.9 million higher had Tubex been acquired on 1 January 2011.

No changes were made to the provisional fair values disclosed at 31 December 2011. Adjustments are made to the assets acquired and liabilities assumed during the allocation period to the extent that further information and knowledge come to light that more accurately reflect conditions at the acquisition date. The adjustments made have impacted assets acquired to reflect more accurately the estimated realisable or settlement value. Similarly adjustments have been made to acquired liabilities to record onerous commitments or other commitments existing at the acquisition date but not recognised by the acquire. Adjustments have also been made to reflect the associated tax effects.

The consideration paid in respect of the acquisitions comprises amounts paid on completion, including the issue of Fiberweb shares. The fair value of the shares issued as consideration was the market value at the date of the acquisition.

Transaction costs and expenses such as professional fees are charged to the income statement within administrative expenses.

Based on the initial estimate of the fair value of the assets and liabilities for Boddingtons and Tubex at the date of acquisition, the Group has recognised goodwill of £3.5 million in respect of Boddingtons and £2.5 million in respect of Tubex. The acquisitions provide opportunities for further development of the Group’s activities and create enhanced returns. This goodwill cannot be allocated to identifiable assets and liabilities and reflects:

•	The assembled workforce.

•	The benefits of synergies and economies of scale resulting from the integration with existing Fiberweb businesses. Significant synergies will arise from the integration of Boddingtons with Terram and with Acorn and Tubex in the UK.

None of the goodwill recognised is expected to be deductible for Income Tax purposes.

A summary of the effect of the acquisitions is detailed below:

	Book value at acquisition £’m	Provisional fair value adjustments £’m	Fair value of assets acquired £’m
Intangible assets	0.3	4.7	5.0
Property, plant and equipment	2.9	0.7	3.6
Inventories	2.2	—	2.2
Trade and other receivables	4.7	—	4.7
Trade and other payables	(4.3)	(0.2)	(4.5)
Bank loans and overdrafts	(1.1)	—	(1.1)
Finance leases	(0.7)	—	(0.7)
Cash	0.8	—	0.8
Provisions for liabilities and charges	(0.1)	(0.4)	(0.5)
Tax and deferred tax	(0.7)	(1.5)	(2.2)
	4.0	3.3	7.3
Goodwill			6.0
Consideration			13.3
Satisfied by:
Cash consideration			8.4
Shares			4.9
Net debt acquired			1.0
Transaction costs and expenses			0.4

Total expected spend in respect of current year acquisitions			14.7

The net cash outflow in the year in respect of acquisition comprised:
Cash consideration			8.4
Net debt acquired			1.0
Net cash outflow in respect of acquisitions			9.4
Acquisition related costs			0.4

Total cash outflow in respect of acquisitions			9.8

The fair value of the financial assets includes receivables with a fair value of £4.7 million and a gross contractual value of £4.9 million. The best estimate at acquisition date of the contractual cash flows not to be collected was £0.2 million.

The acquired businesses contributed £19.4 million to the Group’s sales and increased the Group’s profit before interest and tax for the period ended 31 December 2011 by £0.9 million.

Disposal of the Hygiene business

On 30 December 2011, the Group disposed of the Hygiene business following the transfer of control to Petropar SA. The business disposed differed from the previously disclosed Hygiene segment as the disposal excluded the Dryer Sheet business in the USA, the Terno d’Isola plant in Italy, the Biesheim plant in France and the Coronor business in Germany.

The net assets of the Hygiene business at the date of disposal were as follows:

£’m
Intangible assets	1.6
Property, plant and equipment	116.4
Investment in associate	61.8
Inventories	15.0
Trade and other receivables	38.9
Amounts owed by Fiberweb Group	1.3
Cash and cash equivalents	3.1
Trade and other payables	(23.6)
Current and deferred tax liabilities	(6.2)
Retirement benefit obligations	(5.9)
Provisions for liabilities and charges	(3.2)
Sub-total	199.2
Cumulative translation reserve	(32.9)
Net assets	166.3
Profit on disposal	1.5

Total consideration	167.8

Satisfied by:
Cash consideration	167.3
Cash disposal costs	(3.0)
164.3
Vendor Loan Note	16.7
Non-cash disposal costs	(2.3)
Deferred cash disposal costs	(3.5)
Non-cash tax on profit on disposal	(7.4)
167.8
Net cash inflow arising on disposal:
Cash consideration received less disposal costs	164.3
Less cash and cash equivalents disposed	(3.1)
161.2

The results of the discontinued operations, which have been included in the consolidated Income Statement, are as follows:

	2012 £’m	2011 £’m	2010 £’m
Revenue	—	210.8	194.0
Expenses	—	(198.6)	(188.8)
Underlying operating profit	—	12.2	5.2
Finance costs	—	(0.5)	(0.6)
Profit before tax	(0.5)	11.7	4.6
Tax on the above	—	(1.4)	0.2
Gain on disposal of discontinued operations	0.4	1.5	—
– before tax	(1.5)	8.9	—
– tax	1.9	(7.4)	—
Net (loss)/profit attributable to discontinued operations (attributable to the owners of the company)	(0.1)	11.8	4.8

During the year ended 31 December 2012, the amounts included within discontinued operations include:

•	Additional proceeds of £0.5 million resulting from the finalisation of the Completion Accounts process.

•	As part of the proceeds for the disposal of the Hygiene business, the Group issued a one-year Vendor Loan Note to Petropar for US$26 million at a coupon rate of 6% payable on redemption on 30 December 2012. This was repaid early on 2 August 2012 for US$25 million as full and final settlement. The US$1 million (£0.6 million) discount on settlement has been recorded within discontinued operations.

•	An adjustment to the tax charge arising on the disposal of £1.9 million.

•	Finance costs and related foreign exchange losses arising on the final repayment of the RCF drawdowns and related swaps of £1.0 million.

•	Additional costs of £0.5 million relating to the disposed operations.

During the year ended 31 December 2011, the Hygiene business contributed £19.9 million to the Group’s net operating cash flows, paid £5.2 million in respect of investing activities and paid £Nil in respect of financing activities.

A loss of £1.5 million arose on the disposal in the year ended 31 December 2011, being the proceeds of disposal less the carrying amount of the businesses’ net assets plus disposal costs following the finalisation of the completion accounts process and various tax changes as outlined above. The proceeds of disposal consisted of US$260 million in cash and a US$26 million one-year Vendor Loan Note. The 2012 adjustments increased the overall gain on disposal by £0.4 million to £1.9 million.

Disposal costs to date, and included in the 2011 profit on disposal, included various finance costs directly related to the disposal which consist of:

•	Write down of prepaid facility fees of £1.8 million to reflect the reduced RCF following the Hygiene disposal.

•	Break fees and related costs of £0.1 million incurred on the early repayment of the RCF drawdowns with the proceeds of the Hygiene disposal.

•	Interest rate swap hedge ineffectiveness of £1.2 million arising as a result of cashflows from the underlying RCF drawdowns ceasing to be probable as a result of the disposal of the Hygiene business.

•	Offset by a credit of £0.8 million in respect of the immediate recognition of past service costs on the post retirement medical benefit scheme as a result of the disposal.

30. Contingent liabilities

The Fiberweb business is party to legal proceedings and claims which arise in the normal course of business, including specific product liability and environmental claims in Fiberweb North America. Any liabilities are likely to be mitigated by legal defences, insurance, reserves and third party indemnities.

The Directors do not currently anticipate that the outcome of the proceedings and claims set out above either individually, or in aggregate, will have a material adverse effect upon Fiberweb’s financial position.

31. Related party transactions

Transactions between Fiberweb and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note. Details of transactions between Fiberweb and other related parties are detailed below.

Compensation of key management personnel

The remuneration of Directors and other members of key management personnel of the Group is set out below in aggregate.

	2012 £’m	2011 £’m	2019 £’m
Short-term benefits	1.3	2.4	2.6
Post-employment benefits	0.2	0.2	0.1
Termination benefits	0.3	0.9	—
Share-based payments	(0.1)	0.2	0.3
	1.7	3.7	3.0

Amounts included in the above expense that are outstanding at 31 December 2012 are £Nil (2011: £0.9 million, 2010: £0.3 million).

Transactions with associates and joint ventures

Terram Geosynthetics Private Limited

As at 31 December 2012, the Group held a 26% interest in Terram Geosynthetics Private Limited (“Terram India”).

In 2012, the Group made purchases of £1.0 million from Terram India and received income of £0.1 million in respect of cross charges. The Group has a balance due from Terram India at the year end of £0.1 million (2011: £Nil, 2010: £Nil) included within trade and other receivables.

FitesaFiberweb joint venture

FitesaFiberweb was formed on 31 July 2009. It was subsequently disposed on 30 December 2011 as part of the disposal of the Hygiene business. In accordance with a Transition of Services Agreement signed on completion, during 2011 the Group continued to provide certain administrative support services for FitesaFiberweb, primarily in connection with IT and human resource support. The Group also provided Research & Development services for the joint venture. Administrative support services were charged at cost plus an appropriate mark-up, based on either time spent or volume of transactions processed. R&D fees were charged at an agreed rate per volume of product sold.

For the year ended 31 December 2012, FitesaFiberweb was not at any point deemed to be a related party. Therefore transactions between the Group and FitesaFiberweb in 2012 have not been provided in this note.

	2011 £’m	2010 £’m
Amounts included in Other Operating Income (Note 4):
Transition services provided (administrative & IT support)	0.9	0.9
Research and development fees	0.4	0.4
	1.3	1.3
Amounts included in Other Receivables (Note 15)	0.4	0.3

The amounts outstanding at 31 December 2011 were unsecured and were settled in cash. As part of the FitestaFiberweb joint venture’s financing arrangements, the Group provided a guarantee for a loan of £24.9 million. This guarantee was released following the disposal of the Hygiene business. During the year ended 31 December 2012, the Group received a fee for this guarantee of £0.1 million (2011: £0.2 million, 2010: £0.1 million).

No provisions have been made for doubtful debts in respect of the amounts owed by related parties.

Other related party transactions

	2012 £’m	2011 £’m	2010 £’m
Net amounts owed by BBA – tax indemnity (see Note 15)	3.6	3.6	3.6

32. Subsidiary and associated undertakings

The following is a list of the principal subsidiary and associated undertakings of the Group as at 31 December 2012, each of which is wholly-owned unless otherwise stated.

Name		Country of incorporation and principal operation
Subsidiaries
Fiberweb Technical Fabrics (Shanghai) Company Limited		China
Fiberweb (Tianjin) Speciality Nonwovens Company Limited		China

Fiberweb France SAS		France
Fiberweb Geosynthetiques SARL		France

Fiberweb Holding Deutschland GmbH		Germany
Fiberweb Berlin GmbH		Germany
Fiberweb Aschersleben GmbH		Germany
Fiberweb Geo GmbH		Germany

Fiberweb Asia Pacific Limited		Hong Kong

Fiberweb Italia SpA		Italy
Korma SpA		Italy
Fiberweb Terno d’Isola Srl		Italy

Fiberweb Holdings Limited		UK
Fiberweb US Holdings Limited		UK
Terram Limited		UK
Fiberweb Geosynthetics Limited		UK
Fiberweb Joint Venture 1 Limited		UK
Fiberweb Joint Venture 2 Limited		UK
Fiberweb Brazil Limited		UK

Fiberweb Washougal, Incorporated		USA
Fiberweb, Incorporated		USA
Fiberweb Industrial Textiles Corporation		USA
Fiberweb USA Holdings, Incorporated		USA

Associates and other investments	% interest
Cordustex (Pty) Limited	10	South Africa
Terram Geosynthetics Private Limited	26	India

33. Subsequent events

The disposal of the Resin Bond line in Terno d’Isola, Italy to Fitesa Italy Srl was announced in January 2013 and took place in mid 2013. Accordingly, no amounts have been provided in these Financial Statements for the closure costs of the site and related redundancies which are expected to be in the range of £1.5–2.0 million.

On 27 February 2013 the Group completed the disposal of its Australian Geosynthetics subsidiary, Fiberweb Melbourne Pty Ltd, to Tapex Pty Ltd for a consideration of AU$1.125 million (£0.7 million), which is subject to a completion accounts adjustment.

Fiberweb completed the acquisition of an additional 39% of Terram Geosynthetics Private Limited (“TGPL”) on 12 July 2013 for £2.0 million, increasing its stake from 26% to 65%. The investment will enable expansion at TGPL, including the addition of value-added geocomposite manufacturing capability. On completion, Fiberweb will consolidate around £2.5 million of debt associated with TGPL.

The Finance Act 2012, which provides for a reduction in the main rate of UK corporation tax from 24% to 23% effective from 1 April 2013, was substantively enacted on 3 July 2012. This rate reduction has been reflected in the calculation of UK deferred tax at the balance sheet date.

The UK corporation tax rate reduction to 21% from 1 April 2014 and 20% from 1 April 2015 was substantively enacted by the UK Government in July 2013. As these rate reductions were not substantively enacted at 31 December 2012, the rate reductions are not yet reflected in these financial statements in accordance with IAS 10 Events after the reporting period, as they are non-adjusting events occurring after the reporting period and therefore deferred tax assets held in respect of the UK entities have been valued at 23%.

We estimate that the future rate changes would reduce the UK deferred tax asset recognised at 31 December 2012 from £5.5 million to £5.0 million.

On 15 November 2013, Fiberweb plc was acquired by PGI Acquisition Limited, a subsidiary of Polymer Group, Inc (“PGI”). Fiberweb plc subsequently re-registered as Fiberweb Limited. This transaction impacts a number of the amounts shown in the financial statements. In particular:

•	Awards made under the Long Term Incentive Plan vested as a result of the change of control. The assumptions in these financial statements were based on normal assumptions with vesting over a three year period. As a result of the early vesting on the change of control, an additional IFRS 2 charge of £0.9 million was incurred.

•	2,999,236 shares were issued on 14 November 2013 to satisfy the awards vesting under the Long Term Incentive Plan as a result of the change of control.

•	As a result of the change of control, the Revolving Credit Facility was cancelled and repaid on 29 November 2013.

•	A number of adviser fees that were contingent on a successful transaction completion vested resulting in additional deal related costs of £2.5 million which are not reflected in these financial statements.

•	The change of control will impact the amount of tax losses carried forward in a number of jurisdictions. The change of control may restrict the ability to utilise some of the UK tax losses. As this will depend on future actions, the impact on the deferred tax asset recognised on UK losses in these financial statements cannot yet be quantified.

•	A post transaction integration programme has commenced. The actions and financial impact of this programme are not yet known although the closure of the Richmond office has been announced. It is too early to quantify the costs related to this integration programme.